Exhibit 4.1

WESTMORELAND COAL COMPANY

AND EACH OF THE SUBSIDIARY GUARANTORS PARTY HERETO

8.75% SENIOR SECURED NOTES DUE 2022

INDENTURE
Dated as of December 16, 2014

U.S. BANK NATIONAL ASSOCIATION
Trustee and Notes Collateral Agent

i

Section 13.03	Statements Required in Certificate or Opinion.	129
Section 13.04	Rules by Trustee and Agents.	129
Section 13.05	No Personal Liability of Directors, Officers, Employees, Stockholders and Members.	129
Section 13.06	Governing Law.	129
Section 13.07	No Adverse Interpretation of Other Agreements.	129
Section 13.08	Successors.	130
Section 13.09	Severability.	130
Section 13.10	Counterpart Originals.	130
Section 13.11	Table of Contents, Headings, etc.	130
Section 13.12	U.S. Patriot Act	130

SCHEDULES

SCHEDULE 4.21    PROPERTIES

EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF CERTIFICATE OF TRANSFER

Exhibit C	FORM OF CERTIFICATE OF EXCHANGE

Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Exhibit E	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of December 16, 2014 among Westmoreland Coal Company (the “Issuer”), a Delaware corporation, the Subsidiary Guarantors (as defined herein) and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent (the “Notes Collateral Agent”).
The Issuer, the Subsidiary Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Issuer’s 8.75% Senior Secured Notes due 2022 (the “Notes”):
ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01     Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“Absaloka” means Absaloka Coal, LLC.
“Accounting Change” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”
“Acquired Debt” means, with respect to any specified Person:
(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition Agreement” means the purchase agreement relating to the Oxford Acquisition, dated as of October 16, 2014, among AIM Oxford Holdings, LLC, C&T Coal, Inc., Jeffrey M. Gutman, Daniel M. Maher, certain holders of warrants, and the Issuer, together with all exhibits and schedules thereto as described in the Offering Memorandum.
“Additional Assets” means:
(1)any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt), including improvements thereto through capital expenditures, to be used by or useful to any Issuer or a Restricted Subsidiary in a

Permitted Business or substantially all of the assets of a Person whose principal business is a Permitted Business;
(2)the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary; or
(3)Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Permitted Business.
“Additional First Lien Documents” has the meaning assigned to it in the First Lien Intercreditor Agreement.
“Additional First Lien Obligations” means any Notes Obligations and any other Obligations with respect to Indebtedness incurred after the Issue Date secured by the Shared First-Priority Collateral on a first priority basis pursuant to any First Lien Security Documents entered into for the purpose of granting a Lien in favor of Additional First Lien Secured Parties.
“Additional First Lien Secured Parties” means the holder of any Additional First Lien Obligations, including the holders of Notes, and any Authorized Representative with respect thereto, including the Trustee and the Notes Collateral Agent.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Agents” means, together, the Notes Collateral Agent, the Term Loan Collateral Agent and the Revolving Collateral Agent.
“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of First Lien Obligations that are Notes Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Notes Collateral Agent, and (ii) from and after the earlier of (x) the Discharge of First Lien Obligations that are Notes Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.
“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:
(1)    1.0% of the principal amount of the Note; or
(2)    the excess of:

(a)the present value at such redemption date of (i) the redemption price of the Note at January 1, 2018 (such redemption price being set forth in the table appearing in Section 3.07(d)), plus (ii) all required interest payments due on the Note through January 1, 2018 (excluding accrued but unpaid interest to the applicable redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b)the principal amount of the Note.
“Applicable Procedures” means, with respect to any transfer or exchange of or for book-entry interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“As-Extracted Collateral” means (a) oil, gas or other minerals that are subject to a security interest that: (i) is created by a debtor having an interest in the minerals before extraction; and (ii) attaches to the minerals as extracted; or (b) accounts arising out of the sale at the wellhead or minehead of oil, gas, or other minerals in which the debtor had an interest before extraction.
“As-Extracted Collateral Filing” means a financing statement covering As-Extracted Collateral filed in the office designated for the filing or recording of a record of a mortgage on the related real property.
“Asset Acquisition” means:
(1)    an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Issuer or of any Restricted Subsidiary of the Issuer, or shall be merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; or
(2)    the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any Person (other than a Restricted Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person.
“Asset Sale” means any sale, transfer or other disposition by the Issuer or any of the Restricted Subsidiaries to any Person other than the Issuer or any other Restricted Subsidiary of any asset or group of related assets, including Equity Interests of any Subsidiary, including any MLP Equity Transfer or GP Equity Transfer, in one or a series of related transactions, the gross proceeds from which exceed $10.0 million; provided that the sale, transfer or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Sections 4.14 and/or 5.01 hereof and not by the provisions of Section 4.10 hereof.
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)    any sale, transfer or other disposition of inventory, surplus, obsolete or worn-out equipment, assets determined by management of the Issuer to be no longer useful or necessary in the operation of the business of the Issuer and its Restricted Subsidiaries, or any other asset, all in the ordinary course of business;
(2)    any sale, transfer or other disposition of any assets of (a) a Restricted Subsidiary to the Issuer or any other Restricted Subsidiary or Restricted Subsidiaries or (b) the Issuer to any Restricted Subsidiary or Restricted Subsidiaries;
(3)    any sale, transfer or other disposition of unrestricted cash, Cash Equivalents or Permitted Investments of the Issuer or any of the Restricted Subsidiaries;
(4)    a sale leaseback transaction so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, (a) no Event of Default is continuing or would result therefrom and (b) any such sale leaseback transaction shall be consummated for Fair Market Value as determined at the time of consummation in good faith as determined by the Issuer;
(5)    the sale or other transfer (including by capital contribution) of assets pursuant to Qualified Receivables Financings;
(6)    the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;
(7)    licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property of the Issuer or any Restricted Subsidiary in the ordinary course of business;
(8)    any exchange of assets related to a Permitted Business (other than an MLP Asset Transfer) for assets of comparable market value related to a Permitted Business, as determined in good faith by the Issuer;
(9)    Liens permitted under Section 4.12, Restricted Payments permitted under Section 4.07 and Permitted Investments permitted under this Indenture;
(10)    any sale of Equity Interests in, or Indebtedness or other securities of an Unrestricted Subsidiary other than an MLP or GP;
(11)    the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(12)    the sale or discounting of accounts receivable in the ordinary course of business;
(13)    any sale of assets received by the Issuer or any of its Restricted Subsidiaries upon the foreclosure of a Lien;

(14)    the sale or other disposition (whether or not in the ordinary course of business) of coal properties, provided at the time of such sale or other disposition such properties do not have associated with them any proved reserves; and
(15)     the sale by WRI of 99.99% of the Equity Interests in Absaloka in connection with Indian Coal Tax Credit Transactions.
“Authorized Representative” means, at any time, (i) in the case of any Term Loan Credit Facility Obligations or the Term Loan Credit Facility Secured Parties, the administrative agent under the Term Loan Credit Facility, (ii) in the case of the Notes Obligations or the holders of Notes, the Trustee and (iii) in the case of any Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar legal requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d‑5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)    with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;
(3)    with respect to a limited liability company, the board of directors or other governing body of the limited liability company, and in the absence of same, the manager or board of managers of the limited liability company or the managing member or members of the limited liability company or any controlling committee thereof; and
(4)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio”.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:
(1)    United States dollars or any other currencies held from time to time in the ordinary course of business;
(2)    securities issued by the United States or Canadian government or any agency or instrumentality of the United States government having maturities of not more than two years from the date of acquisition;
(3)    certificates of deposit, time deposits, money market deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities of two years or less and overnight bank deposits, in each case with any lender party to the Term Loan Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million;
(4)    repurchase obligations for underlying securities of the types described in clauses (2), (3) and (6) entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and, in each case, maturing within two years after the date of acquisition;

(6)    securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof, and rated at least Baa3 by Moody’s or BBB- by S&P and, in each case, maturing within two years after the date of acquisition;
(7)    mutual funds whose investment guidelines restrict 90% of such funds’ investments to those satisfying the provisions of clauses (1) through (6) above;
(8)    money market funds that (i) comply with the criteria set forth in Rule 2a‑7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500 million;
(9)    time deposit accounts, certificates of deposit and money market deposits with maturities of one year or less from the date of acquisition, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks; and
(10)    Indebtedness or preferred stock issued by Persons rated at least A-2 by Moody’s or A by S&P.
“Cash Management Obligations” means, with respect to any Person, the obligations of such Person in connection with (a) credit cards or stored value cards or (b) treasury, depository or cash management or related services, including (i) the automated clearinghouse transfer of funds or overdrafts or (ii) controlled disbursement services.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);
(2)    the adoption of a plan relating to the liquidation or dissolution of the Issuer; or
(3)    the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer measured by voting power rather than number of shares.
“Clearstream” means Clearstream Banking, S.A.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning assigned to it in the Notes Collateral Documents.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of the Issuer and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:
(1)    provision for taxes based on income, profits or capital, including without limitation state, franchise and similar taxes, of such Person and its Restricted Subsidiaries for such period; plus
(2)    the Fixed Charges of such Person and its Restricted Subsidiaries for such period; plus
(3)    depreciation, depletion, amortization (including amortization of intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Issuer and its Restricted Subsidiaries for such period; plus
(4)    the amount of any unusual or non-recurring losses or charges, business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, OPEB, black lung settlement, curtailment or other excess charges and fees, expenses, charges or premiums related to any offering or modification of Indebtedness of the Issuer and its Restricted Subsidiaries for such period); plus
(5)    the noncash portion of “straight-line” rent expense of the Issuer and its Restricted Subsidiaries for such period; plus
(6)    the income of the Issuer and its Restricted Subsidiaries for such period attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus
(7)    any net loss (or minus any net gain of the Issuer and its Restricted Subsidiaries for such period) attributable to the early extinguishment of Indebtedness, including, without limitation, any premiums or similar charges related to any refinancing transaction or any amendment or modification of any Indebtedness; plus
(8)    accretion expense associated with asset retirement obligations of the Issuer and its Restricted Subsidiaries for such period; plus
(9)    costs and expenses incurred in connection with the Transactions; plus

(10)    an amount equal to the cash actually received by the Issuer and its Restricted Subsidiaries for such period under (A) the contract in effect on the Issue Date relating to the Genessee mine and (B) any similar arrangement entered into after the Issue Date, in each case which under GAAP is required to be accounted for as a finance lease in accordance with ASC 840-10-15 Leases; minus
(11)    the aggregate amount of (1) all non-cash items to the extent such items increased Consolidated Net Income for such period, other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required, (2) the losses attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary, in each case, on a consolidated basis and determined in accordance with GAAP and (3) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of the Issuer and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1)    any net after-tax extraordinary, unusual or nonrecurring gains or losses or income or expense or charges (including, without limitation, income, expenses and charges from litigation and arbitration settlements, severance, retention, relocation and other restructuring costs), less all fees and expenses relating thereto, shall be excluded;
(2)    fees, expenses or charges related to any Asset Sale (including the fees, expenses and charges related to the Initial Oxford Dropdown or any subsequent MLP Asset Transfers), any Asset Acquisition (or any similar transaction or transactions, including the fees, expenses or charges related to the Oxford Acquisition), any incurrence or repayment of Indebtedness, including any refinancing transaction or any amendment or modification of any Indebtedness, or the issuance of any Equity Interests and including any such transaction occurring on, prior to or after the Issue Date (in each case, whether or not successful) shall be excluded;
(3)    any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;
(4)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;
(5)    any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;
(6)    (a) the Net Income for such period of any Person that is not a Subsidiary or that is an Unrestricted Subsidiary of the Issuer, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Issuer or a Restricted Subsidiary thereof in respect of such period and (b) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Issuer or a Restricted Subsidiary thereof in excess of the amount included in clause (a);
(7)    any increase in depreciation, depletion or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after the Issue Date shall be excluded;
(8)    any non-cash impairment charges resulting from the application of ASC 350 Intangibles - Goodwill and Other and ASC 360 Property, Plant and Equipment and the amortization of intangibles pursuant to ASC 805 Business Combinations shall be excluded;
(9)    any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;
(10)    (A) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Hedging Obligations and the application of ASC 815 Derivatives and Hedging and (B) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded;
(11)    solely for the purpose of determining the amount available for Restricted Payments in Section 4.07(a)(C)(i), the Net Income of any Restricted Subsidiary that is not a Subsidiary Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Issuer or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;
(12)    the cumulative effect of a change in accounting principles will be excluded; and
(13)    any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation,

dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries shall be excluded.
“Consolidated Secured Leverage Ratio” as of any date of determination means, the ratio of (1) the aggregate principal amount at maturity of the Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries (on a consolidated basis) (including the Notes) that is secured by a Lien to (2) the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries (on a consolidated basis) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money (excluding, for the avoidance of doubt, all obligations relating to Hedging Obligations), Obligations in respect of Capital Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred equity of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and preferred equity equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP and (3) all obligations related to Receivables Financings. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred equity that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred equity as if such Disqualified Stock or preferred equity were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or preferred equity, such Fair Market Value shall be determined reasonably and in good faith by the Issuer.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,
(1)to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contribution Agreement” means the Contribution Agreement, dated as of October 16, 2014 between the Issuer and Oxford MLP relating to the Initial Oxford Dropdown.
“Corporate Trust Office” will be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Issuer.
“CUSIP” means the identification number provided by the Committee on Uniform Securities Identification Procedures.
“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any Restricted Subsidiary in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation.
“Designated Preferred Stock” means preferred stock of the Issuer (other than Disqualified Stock) that is issued for cash (other than to the Issuer or any of its Restricted Subsidiaries or to an employee stock ownership plan or trust established by the Issuer or any of its Restricted Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(C)(ii).
“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral.
“Discharge of First Lien Obligations” means, with respect to any Shared Collateral, the Discharge of the applicable First Lien Obligations with respect to such Shared Collateral; provided that a Discharge of First Lien Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Obligations with additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Document which has been designated in writing by the applicable Authorized Representative (under the First Lien Obligation so Refinanced) or by the Borrower, in each case, to each other Authorized Representative as a “First Lien Obligation” for purposes of this Agreement.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, (w) any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests, (x) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock, (y) any Capital Stock that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with Section 4.07 hereof will not constitute Disqualified Stock and (z) any Capital Stock issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or the Subsidiary that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“DTC” has the meaning assigned to that term in Section 2.03.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Issuer (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Issuer).
“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Contributions” means the net cash proceeds received by the Issuer after the Issue Date from:
(1)    contributions to its common equity capital, and
(2)    the sale (other than to a Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,
in each case designated as “Excluded Contributions” pursuant to an Officers’ Certificate, the net cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(C)(ii).
“Excluded Property” means (1) Equity Interests entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) in any direct Subsidiary of the Issuer or any Subsidiary Guarantor that is (a) a “controlled foreign corporation” (as defined in Section 957(a) of the Code), or (b) “disregarded as an entity separate from its owner” (as that phrase is used in Treasury Regulation Section 301.7701-3) if substantially all of such Subsidiary’s assets consists of Equity Interests of a Subsidiary that is such a “controlled foreign corporation” and cash or Cash Equivalents received from or otherwise reasonably related to the investment in such “controlled foreign corporation,” that are, in the case of (a) and (b) in excess of 65% of all of the issued and outstanding Equity Interests in such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)); (2) 100% of the Equity Interests in any other Subsidiary of the Issuer that is a “controlled foreign corporation” as defined above; (3) 100% of the assets of any Subsidiary of the Issuer that is a “controlled foreign corporation”; (4) all Excluded Real Property; (5) all Excluded TWCC Personal Property; (6) all Excluded TWCC Equity and (7) any right, title or interest in any permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment held by the Issuer, any Subsidiary Guarantor or to which any of the Issuer or any Subsidiary Guarantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that the creation of a security interest would, under the terms of such permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment, or as a matter of law, result in a breach of the terms of, or constitute a default under, any permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment held by the Issuer or any Subsidiary Guarantor or to which any of the Issuer or any Subsidiary Guarantor is a party or render void the security interest therein (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions); provided, that immediately upon any such Subsidiary in (1), (2) or (3) no longer being a “controlled foreign corporation”, such Equity Interests or assets shall cease to be an “Excluded Property”, and provided, further, that immediately upon the ineffectiveness, lapse or termination of any such provision or upon obtaining a required consent to cure any potential breach, such right, title or interest in such permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment shall cease to be an “Excluded Property.” For the avoidance of doubt, “Excluded Property” shall not include any right to receive any payment of money or the proceeds, substitutions or replacements of any Excluded Property (unless such proceeds, substitutions or replacements would constitute an Excluded Property).

“Excluded Real Property” means all right, title and interest of the Issuer and its Restricted Subsidiaries in Real Property that will be described on Schedule 4.21 to this Indenture, which will list (a) certain properties that are not suitable for mining and that the Issuer or a Restricted Subsidiary is considering selling or otherwise disposing of, and (b) Real Property that is subject to the Deed of Trust, Security Agreement, Fixture Filing, Assignment of As-Extracted Collateral and Assignment of Rents to Secure Performance dated as of June 26, 2008, of TWCC to Glenn Pinkerton, as trustee, for the benefit of NRGT, as amended from time to time.
“Excluded TWCC Equity” means all right, title and interest of Westmoreland Mining LLC in the Capital Stock of TWCC, which has been pledged to NRGT pursuant to the Pledge Agreement dated as of June 26, 2008 between Westmoreland Mining LLC and NRGT, as amended from time to time.
“Excluded TWCC Personal Property” means all right, title and interest of TWCC in the property in which TWCC has granted a security interest to NRGT pursuant to the TWCC Security Agreement, which property shall not include the TWCC Supply Agreement Assets.
“Existing Notes Indenture” means the Indenture, dated as of February 4, 2011, among the Issuer and Westmoreland Partners as co-issuers, the guarantors that are parties thereto and Wells Fargo Bank, National Association, as amended, supplemented or modified.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the Board of Directors of the Issuer for transactions valued at less than $50.0 million and (ii) an Independent Financial Advisor for transactions valued at, or in excess of $50.0 million.
“First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement dated as of the Issue Date, among the Issuer, the Guarantors, the Notes Collateral Agent and the Term Loan Collateral Agent, as amended, amended and restated, supplemented, modified or replaced, in whole or in part.
“First Lien Obligations” means, collectively, (i) the Term Loan Credit Facility Obligations and (ii) each Series of Additional First Lien Obligations (including the Notes Obligations).
“First Lien Secured Parties” means (i) the Term Loan Secured Parties and (ii) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations and any Authorized Representative thereof.
“First Lien Security Documents” means the Notes Collateral Documents, the Security Documents (as defined in the Term Loan Credit Facility) and each other agreement entered into in favor of the Applicable Authorized Representative for the purpose of securing any Series of Additional First Lien Obligations.
“Fixed Charge Coverage Ratio” means with respect to the Issuer and its Restricted Subsidiaries for any four-quarter reference period, the ratio of the Consolidated EBITDA of the

Issuer for such period to the Fixed Charges of such Person for such period. If the Issuer or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the Issuer or any of its Restricted Subsidiaries has made after the Issue Date and during the four-quarter reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial officer of the Issuer (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of debt issuance costs, deferred financing fees, the expensing of any bridge or other financing fees, any non-cash interest payments attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and any non-cash interest expense imputed on any convertible debt securities in accordance with FASB APB 14-1, but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under this Indenture), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus
(2)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)    all cash dividend payments or other cash distributions on any series of preferred equity of any Restricted Subsidiary of such Person and all other dividend payments or other distributions on the Disqualified Stock of such Person.
“Fixtures” means goods that have become so related to particular Real Property that an interest in them arises under real property law.
“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. If there occurs a change in generally accepted accounting principles, and such change would require disclosure under GAAP in the financial statements of the Issuer and would cause a change in the method of calculation of financial covenants, standards or terms as determined in good faith by the Issuer (an “Accounting Change”), then the Issuer may elect, as evidenced by a written notice of the Issuer to the Trustee, that such financial covenants, standards or terms shall be calculated as if such Accounting Change had not occurred. Any such election with respect to such Accounting Change may not thereafter be changed.
“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d) hereof.
“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“GP” means the Person that is the general partner of an MLP.
“GP Equity Transfer” means the sale, conveyance, transfer or other disposition of any Equity Interest in an MLP GP in connection with, or following, the initial public offering of an MLP GP.
“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement, dated as of the Issue Date, among the Issuer, certain subsidiaries of the Issuer party thereto, and Bank of Montreal, as collateral agent.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements or other similar agreements or arrangements;

(2)    any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement;
(3)    any foreign exchange contract, currency swap agreement, futures contract, option agreement or other similar agreement or arrangement; or
(4)    other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodity prices or currency exchange rates.
“Holder” means a Person in whose name a Note is registered.
“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes transferred to Institutional Accredited Investors in compliance with the Securities Act.
“ICTC Excluded Collateral” means (a) certain mineral rights and sales contracts of WRI that may be assigned or transferred to Absaloka in connection with Indian Coal Tax Credit Transactions, and the proceeds and products of such mineral rights (including the coal mined pursuant to such mineral rights) and sales contracts and (b) 100% of the Equity Interests in Absaloka.
“Immaterial Subsidiary” means, any Wholly Owned Domestic Restricted Subsidiary in existence on the Issue Date (excluding Absaloka, Westmoreland Canada, LLC and Westmoreland Risk Management, Inc.) and whose total assets, as of the end of the most recent month for which internal financial statements are available, are less than $1,000,000 and whose total revenues for the most recent 12-month period for which internal financial statements are available do not exceed $1,000,000; provided that a Wholly Owned Domestic Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Guarantees or otherwise provides direct credit support for any Indebtedness of the Issuer or incurs any other Indebtedness other than intercompany indebtedness as permitted under this Indenture.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
(1)    for borrowed money;
(2)    evidenced by bonds, notes, debentures or similar instruments evidencing obligations for borrowed money or letters of credit other than obligations in respect of asset reclamation obligations;
(3)    representing Capital Lease Obligations;
(4)    representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed (except trade accounts payable and accrued expenses arising in the ordinary course of business);
(5)    representing the net obligations under any Hedging Obligations in the event of an early termination; or
(6)    to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, Trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. “Indebtedness” shall not include (a) with respect to any equity-linked security, the equity credit reflected on the most recent balance sheet of the Issuer, (b) obligations not incurred in connection with borrowed money, except to the extent expressly provided above, and without limitation shall not include (i) bid bonds, performance bonds, completion bonds, surety bonds, appeal bonds and other similar bonds, guarantees or obligations, (ii) purchase price adjustments, earn outs or similar obligations incurred in connection with the disposition of any assets, (iii) reimbursement obligations, (iv) indemnification obligations, (v) letters of credit, bank guarantees or similar instruments to secure any of the foregoing, to the extent such letters of credit, bank guarantees or similar instruments have not been drawn upon or, if drawn upon, not reimbursed thereafter within 60 days, (c) any liabilities of the Issuer or any Restricted Subsidiary to the Issuer or any Restricted Subsidiary, (d) Contingent Obligations and (e) Obligations of a GP of an MLP with respect to Indebtedness of such MLP arising by operation of law due to such GP’s position as a general partner of such MLP (or corresponding Obligations of any general partner of such GP arising by operation of law due to such entity’s position as a general partner of such GP); provided, however, that such Obligations or Indebtedness are non-recourse to the Issuer or any of its Restricted Subsidiaries (other than such GP and, if such GP is a limited partnership, the general partner of such GP, provided that (x) the sole business of such general partner of such GP is to act as the general partner of such GP and engage in activities ancillary thereto and (y) and such general partner of such GP owns no assets (other than (i) ownership interests in such GP or in the MLP of which such GP is the MLP GP, (ii) temporarily holding assets to be transferred or distributed in connection with a Permitted MLP Transfer or a Permitted GP Transfer or distributions from an MLP or a GP and (iii) current assets sufficient to satisfy its ordinary course operating expenses)).
“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.
“Indian Coal Tax Credit” means that certain federal income tax credit under section 45 of the Code, generated by the sale of “Indian coal” (as defined in such section).
“Indian Coal Tax Credit Transaction” means a transaction or arrangement between WRI and/or Absaloka, on the one hand, and any unaffiliated third party, on the other hand, in respect of which Indian Coal Tax Credits will be generated by WRI and/or Absaloka and in respect of which the Issuer and/or a Subsidiary Guarantor will receive cash payments from the unaffiliated third party, Absaloka or both (regardless of the nature of the underlying obligation with respect to such payments).
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” means the Notes issued on the Issue Date.
“Initial Oxford Dropdown” means (i) the contribution of 100% of the Equity Interests of Westmoreland Kemmerer Fee Coal Holdings, LLC (“WKFCH”), which will hold specified fee simple interests in coal mine reserves at the Kemmerer Mine (the “Kemmerer Reserves”), to Oxford MLP in exchange for 4,512,500 common units of Oxford MLP pursuant to the Contribution Agreement and (ii) the related entry into a coal mining lease whereby Westmoreland Kemmerer, Inc. will mine the Kemmerer Reserves in exchange for a royalty payment to WKFCH, which will be Oxford MLP’s wholly owned subsidiary following the consummation of the Transactions.
“Initial Purchasers” means BMO Capital Markets Corp., Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, in their capacity as initial purchasers of the Notes on the Issue Date as described in the Offering Memorandum.
“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.
“Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c). The outstanding amount of any Investment shall be the original cost thereof, reduced by all returns on such Investment (including dividends, interest, distributions and returns of principal).
“Issue Date” means December 16, 2014.
“Issuer” means Westmoreland Coal Company and its permitted successors and assigns.
“Kemmerer Mine” means Chevron Mining, Inc.’s Kemmerer surface coal mine which the Issuer acquired on January 31, 2012.
“Kemmerer Reserves” has the meaning set forth in the definition of “Initial Oxford Dropdown.”
“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or Fixtures.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction, except in connection with any Qualified Receivables Financing.
“Major Non-Controlling Authorized Representative” has the meaning assigned to it in the First Lien Intercreditor Agreement.
“Mineral Rights Mortgage” shall mean, individually or collectively as the context may indicate, those mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust, deeds to secure debt, leasehold deeds to secure debt, debentures and comparable real estate Lien documents delivered on or after the Issue Date to the Notes Collateral Agent with respect to any Mortgaged Coal Property.
“MLP” means any master limited partnership, including the Oxford MLP.
“MLP Asset Transfer” means the direct or indirect sale, conveyance, transfer or other disposition of property or assets (including any Equity Interests of any Person) by the Issuer or any Restricted Subsidiary to one or more MLPs or its subsidiaries.
“MLP Equity Transfer” means the sale, conveyance, transfer or other disposition of any Equity Interest in an MLP (including by means of a dividend or other distribution on equity).
“MLP GP” means a GP that is a general partner of an MLP, including Oxford GP.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.
“Mortgage Policy” shall mean a lender’s title insurance policy (Form 2006) or its equivalent.
“Mortgaged Coal Property” shall mean, collectively, the leasehold or other rights of the Issuer or any Subsidiary Guarantor, as applicable, to mine or otherwise extract coal on certain Real Property that are mortgaged to the Notes Collateral Agent on the Issue Date or from time to time thereafter in accordance with, and subject to, the terms of this Indenture pursuant to a Mineral Rights Mortgage, it being understood that some parcels of Real Property may constitute both Mortgaged Coal Property and Mortgaged Property and that none of the ICTC Excluded Collateral shall be deemed to be Mortgaged Coal Property.
“Mortgaged Coal Property Support Documents” shall mean, for each Mortgaged Coal Property, (i) the title searches pertaining thereto, if determined to be necessary by the Notes Collateral Agent, (ii) such lessor’s estoppel, waiver and consent certificates as the Notes Collateral Agent may reasonably require and the Issuer is able to obtain using commercially reasonable efforts (which shall not require the expenditure of cash or the making of any material concessions under the relevant lease) and subordination, nondisturbance and attornment agreements as the Notes Collateral Agent may reasonably require and the Issuer is able to obtain using commercially reasonable efforts (which shall not require the expenditure of cash or the making of any material concessions under the relevant lease), (iii) such opinions of local counsel with respect to the Mineral Rights Mortgages, as applicable, as the Notes Collateral Agent may reasonably require, and (iv) such other documentation as the Notes Collateral Agent may reasonably require, in each case as shall be in form and substance reasonably acceptable to the Notes Collateral Agent.
“Mortgaged Property” shall mean any Real Property owned or leased by the Issuer or any Subsidiary Guarantor that is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms of this Indenture, it being understood that Mortgaged Property shall include Mortgaged Coal Property, but shall not include any Excluded Real Property or ICTC Excluded Collateral.
“Mortgages” means each mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt, debenture or similar document under which, in accordance with, and subject to, the terms of this Indenture, any Lien on Real Property owned or leased by the Issuer or any Subsidiary Guarantor is granted to secure any Notes Obligations, or under which rights or remedies with respect to any such Liens are governed; provided that a Mineral Rights Mortgage shall constitute a Mortgage for purposes of this definition.
“Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any First-Priority Collateral.
“Net Income” means, with respect to any Person for any period, the net income (loss) attributable to such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests.

“Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any First-Priority Collateral.
“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, Permitted MLP Transfer or Permitted GP Transfer (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, MLP Equity Transfer or GP Equity Transfer and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of (a) the direct costs relating to such Asset Sale, Permitted MLP Transfer or Permitted GP Transfer and the sale of such Designated Non-cash Consideration, including, without limitation, title and recording tax expenses, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, Permitted MLP Transfer or Permitted GP Transfer or taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; (b) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or to repay Indebtedness outstanding at the time of the Asset Sale that is secured by a Lien on the property or assets sold; (c) with respect solely to Asset Sales of Equity Interests in Absaloka in connection with an Indian Coal Tax Credit Transaction, such amounts as the purchaser of such Equity Interests requires that (i) Absaloka retain (if Absaloka issues the Equity Interests to such purchaser) or (ii) WRI contribute to Absaloka (if WRI sells the Equity Interests to such purchaser) to ensure in either case that Absaloka complies with its obligations under its governing documents, including those with respect to cash distributions; and (d) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Proceeds; and provided further, that if any consideration for an Asset Sale, Permitted MLP Transfer or Permitted GP Transfer (that would otherwise constitute Net Proceeds) is required to be held in escrow pending determination of whether or not a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Proceeds only at such time as it is released to the Issuer or any of its Restricted Subsidiaries from escrow.
“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.
“Non-Controlling Authorized Representative Enforcement Date” has the meaning assigned to it in the First Lien Intercreditor Agreement.

“Non-Recourse Debt” means Indebtedness:
(1)    as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a Lien permitted under clause (11) of the definition of “Permitted Liens”, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and
(2)    no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the Notes offered hereby) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Note Guarantee” means the Guarantee by each Subsidiary Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.
“Notes” has the meaning assigned to it in the preamble to this Indenture. Any Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
“Notes Collateral Agent” means U.S. Bank National Association until a successor replaces it in accordance with Section 7.07 hereof and thereafter means the successor serving hereunder.
“Notes Collateral Documents” means the First Lien Intercreditor Agreement and the security agreements, collateral agreements, pledge agreements, Mortgages, collateral assignments, control agreements and related agreements (including, without limitation, financing statements under the UCC of the relevant states), each as amended, supplemented, restated, renewed, replaced or otherwise modified from time to time, that secure any Obligations under this Indenture, the Notes, the Note Guarantees and the Notes Collateral Documents or under which rights or remedies with respect to any such Lien are governed.
“Notes Obligations” means Obligations in respect of the Notes, the Note Guarantees, this Indenture or the Notes Collateral Documents.
“NRGT” means NRG Texas Power LLC, a Delaware limited liability company.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated December 8, 2014, relating to the offering of the Initial Notes.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.
“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer (or on behalf of a Subsidiary Guarantor by two Officers of such Subsidiary Guarantor, as the case may be).
“Opinion of Counsel” means an opinion in writing signed by legal counsel who may be an employee of or counsel to the Issuer or a Subsidiary Guarantor or who may be other counsel satisfactory to the Trustee.
“Oxford Acquisition” means the acquisition by the Issuer of 100% of the outstanding equity securities of Oxford GP and certain subordinated units and subordinated unit warrants of Oxford MLP, pursuant to the Acquisition Agreement described in the Offering Memorandum.
“Oxford GP” means Oxford Resources GP, LLC a Delaware limited partnership and the general partner of Oxford MLP; provided, the name of such entity may be changed to Westmoreland Resource GP, LLC after the consummation of the Oxford Acquisition.
“Oxford MLP” means Oxford Resource Partners, LP, a Delaware limited partnership; provided, the name of such entity may be changed to Westmoreland Resource Partners, LP after the consummation of the Oxford Acquisition.
“Pari Passu Intercreditor Memo” means a memorandum of intercreditor agreement executed by the Notes Collateral Agent under the Term Loan Credit Facility and the Notes Collateral Agent and reflecting the pari passu priority between each Mortgage Lien in favor of the Notes Collateral Agent and the applicable mortgage Lien in favor of the Notes Collateral Agent under the Term Loan Credit Facility, in recordable form and sufficient for the title company to insure the Lien of a Mortgage in favor of the Notes Collateral Agent encumbering the Mortgaged Property as pari passu to the Lien of the mortgage encumbering such Mortgaged Property in favor of the Notes Collateral Agent under the Term Loan Credit Facility.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date covering the Initial Notes and businesses that are reasonably related thereto or reasonable extensions thereof.
“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, (i) such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions with respect to Mortgaged Properties located in the United States must be acceptable to the Notes Collateral Agent in its reasonable discretion and (ii) Liens permitted by clauses (20), (21), (24), (26), (28) and (34) of the definition of “Permitted Liens.”
“Permitted GP Transfer” means any GP Equity Transfer that complies with the provisions in Section 4.10 hereof.
“Permitted Investments” means:
(1)    any Investment in the Issuer or in any Restricted Subsidiary;
(2)    any Investment in cash or Cash Equivalents;
(3)    any Investment by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment:
(a)    such Person becomes a Restricted Subsidiary of the Issuer; or
(b)    such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;
(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof.;
(5)    any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;
(6)    any Investments received (a) in compromise, settlement or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes; or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(7)    Investments represented by Hedging Obligations entered into not for speculative purposes;
(8)    loans or advances to officers, directors and employees made in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer;
(9)    repurchases of the Notes;
(10)    Investments in Permitted Businesses having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of $50.0 million or 3.0% of Total

Tangible Assets (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in a Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;
(11)    any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;
(12)    Investments in joint ventures, or entities that become joint ventures or as a result of such Investments, having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) 1.0% of Total Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (12) is made in a Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;
(13)    Guarantees of Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in accordance with Sections 4.09 and Section 4.16 hereof.;
(14)    any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date and any Investment that extends, modifies, renews, replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount extended, modified, renewed, replaced, refinanced or refunded, and is made in the same Person as the Investment so extended, modified, renewed, replaced, refinanced or refunded;
(15)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
(16)    additional Investments by the Issuer or any Restricted Subsidiary, taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding (measured at the time made and without giving effect to subsequent changes in value), not to exceed the greater of (x) $25.0 million and (y) 1.5% of Total Tangible Assets as of the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available; provided, however, that if any Investment pursuant to this clause (16) is made in a Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16) for so long as such Person continues to be a Restricted Subsidiary;
(17)    Investments in any Restricted Subsidiary acquired after the Issue Date or of a corporation merged into or consolidated with the Issuer or any Restricted Subsidiary in accordance with Section 5.01 hereof, to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(18)    accounts receivable, advances and prepayments and other trade credits made in the ordinary course of business;
(19)    Investments resulting from pledges and deposits made in the ordinary course of business;
(20)    Investments in the Equity Interests of the Issuer in connection with the purchase or redemption of Equity Interests held by then present or former officers, directors, officers, managers, consultants or employees of the Issuer or any of the Subsidiaries or by any employee pension benefit plan;
(21)    any Investment in securities or other assets not constituting cash or Cash Equivalents received in connection with (i) the Oxford Acquisition and the Initial Oxford Dropdown, (ii) an Asset Sale, Permitted GP Transfer, or Permitted MLP Transfer made pursuant to the applicable provisions of Section 4.10 hereof or (iii) any other disposition of assets (other than a Permitted MLP Transfer or Permitted GP Transfer) not constituting an Asset Sale;
(22)    any Investments in an MLP or a GP; provided that such Investment results from a Permitted MLP Asset Transfer or a Permitted GP Transfer; and
(23)    any Investment made by Absaloka or its equity owners in connection with an Indian Coal Tax Credit Transaction.
provided, however, that with respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (23) so that the entire Investment would be a Permitted Investment.
“Permitted Liens” means:
(1)    Liens securing Indebtedness and other Obligations incurred pursuant to the provisions of Section 4.09(b)(1) and/or securing Hedging Obligations related thereto; provided that, if such Liens are on the Collateral securing the Notes or any Note

Guarantee, (i) in the case of Indebtedness and other Obligations incurred under a Term Loan Credit Facility, the Authorized Representative of any such Indebtedness or Obligations has become a party to the First Lien Intercreditor Agreement and (ii) in the case of Indebtedness and other Obligations incurred under a Revolving Credit Facility, the Authorized Representative of any such Indebtedness or Obligations has become a party to the Second Lien Intercreditor Agreement; provided, further that the Consolidated Secured Leverage Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Liens, the related Indebtedness and the application of net proceeds therefrom, would be no greater than 4.00 to 1.00;
(2)    Liens securing the Notes Obligations;
(3)    Liens in favor of the Issuer or any of its Restricted Subsidiaries;
(4)    Liens on property or assets of a Person existing at the time such Person is merged with or into, or consolidated with or acquired by the Issuer or any Subsidiary of the Issuer, plus renewals and extensions of such Liens; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not apply to any assets of the Issuer or its Restricted Subsidiaries;
(5)    Liens on property or assets (including Capital Stock) existing at the time of acquisition of such property or assets by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;
(6)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;
(7)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to Section 4.09(b)(4) hereof covering only the assets acquired, constructed or improved with or financed by such Indebtedness, and additions, accessions, improvements and replacements and customary deposits in connection therewith; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(8)    Liens existing on the Issue Date (in addition to Liens securing Indebtedness and other Obligations incurred pursuant to Section 4.09(b)(1) hereof and/or securing Hedging Obligations related thereto), plus renewals and extensions of such Liens;
(9)    Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:
(a)    the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure, the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(10)    Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09 hereof; provided that (x) no Default or Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or after giving effect thereto and (y) the Consolidated Secured Leverage Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom, would be no greater than 4.00 to 1.00; provided, further, that, Liens on assets constituting Collateral are secured pursuant to and subject to the Notes Collateral Documents;
(11)    Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;
(12)    Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;
(13)    Liens to secure a defeasance or satisfaction and discharge trust;
(14)    Liens securing Indebtedness supported by a letter of credit issued under the Revolving Credit Facility;
(15)    Liens securing insurance premium financing arrangements otherwise permitted to be incurred under this Indenture;
(16)    Liens securing Capital Lease Obligations incurred by the Issuer or any Restricted Subsidiary in respect of any sale leaseback transaction otherwise permitted under this Indenture;
(17)    Liens on the assets of any Foreign Subsidiary securing Indebtedness of Foreign Subsidiaries permitted to be incurred as set forth in Section 4.09(b)(24) hereof so long as to the extent that such Liens relate to Collateral, they are subject to the Intercreditor Agreements;
(18)    Liens securing Guarantees incurred under Section 4.09(b)(10) hereof to the extent the Indebtedness subject to such Guarantee is secured; provided that, if such Liens are on the Collateral securing the Notes or any Note Guarantee, the authorized representative of any such Indebtedness has become a party to the First Lien Intercreditor Agreement;
(19)    Liens securing the aggregate amount of Indebtedness (including Acquired Debt) incurred in connection with (or at any time following the consummation of) an Asset Acquisition made in accordance with this Indenture no greater than, at the time of incurrence, the net increase in inventory, accounts receivable and net property, reserves, plant and equipment attributable to such Asset Acquisition from the amounts reflected on the Issuer’s historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition, calculated after giving effect on a pro forma basis to such Asset Acquisition less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by Liens pursuant to clauses (5) or (7) above;
(20)    Liens for taxes, assessments or governmental charges or levies on the property of the Issuer or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;
(21)    Liens imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen, repairmen Liens and other similar Liens, on the property of the Issuer or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;
(22)    Liens on the property of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements (including asset reclamation obligations), performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Issuer and the Restricted Subsidiaries taken as a whole;
(23)    pledges or deposits by the Issuer or any Restricted Subsidiary under workers’ compensation laws, unemployment-insurance laws, old-age pensions or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Issuer or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Issuer, or deposits for the payment of rent, in each case incurred in the ordinary course of business;
(24)    utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;
(25)    judgment Liens not giving rise to an Event of Default, that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been made;

(26)    survey exceptions, easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title that were not incurred in connection with Indebtedness and which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole, including without limitation, encumbrances and exceptions to title expressly set forth as an exception to the policies of title insurance obtained to insure the Lien of each Mortgage granted in connection with the Notes;
(27)    Liens arising from filing Uniform Commercial Code (or equivalent statutes) financing statements regarding operating leases entered into in the ordinary course of business;
(28)    Liens in respect of royalty, production payment and other obligations under coal leases and similar agreements entered into in the ordinary course of business and to the extent such Liens do not secure any obligation for borrowed money;
(29)    Liens in respect of supply, sales, surface use and other operational agreements entered into consistent with normal practices in the mining industry, in each case to the extent such agreements are entered into in the ordinary course of business and such Liens do not secure any obligation for borrowed money;
(30)    licenses of intellectual property granted by the Issuer or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Issuer or the Restricted Subsidiaries;
(31)    Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, solely to the extent such Investment would have been permitted on the date of the creation of such Lien;
(32)    Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;
(33)    rights of banks to set off deposits against debts owed to said bank;
(34)    contract mining agreements and leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Issuer or any of its Restricted Subsidiaries;
(35)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
(36)    Liens to secure Obligations in respect of Cash Management Obligations permitted to be incurred as set forth in Section 4.09(b)(22) hereof so long as to the extent that such Liens relate to Collateral, they are subject to the Intercreditor Agreements.

“Permitted MLP Asset Transfer” means any MLP Asset Transfer that complies with Section 4.10 hereof.
“Permitted MLP Equity Transfer” means any MLP Equity Transfer that complies with Section 4.10 hereof.
“Permitted MLP Transfer” means, collectively, any Permitted MLP Asset Transfer and any Permitted MLP Equity Transfer.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness) of the Issuer or any Restricted Subsidiary (other than intercompany Indebtedness); provided that:
(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus any unpaid accrued interest and premium required to be paid on the Indebtedness being so extended, renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);
(2)    such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (2) shall not apply to debt under a Credit Facility;
(3)    if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and
(4)    Permitted Refinancing Indebtedness shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:
(1)    the Board of Directors of the Issuer will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,
(2)    all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and
(3)    the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.
The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure First Lien Obligations will not be deemed a Qualified Receivables Financing.
“Ratings Event” means the Notes are assigned a credit rating of at least BBB- (stable) from S&P and of at least Baa3 (stable) from Moody’s.
“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and Fixtures, including Leaseholds.
“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, or any interest therein, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary” means a Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable, and in business related or ancillary thereto, of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:
(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(2)    with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and
(3)    to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
“Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds being received by the Issuer or any Subsidiary Guarantor.
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other

Indebtedness or enter alternative financing arrangements, in exchange or replacement for such Indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.
“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means the “Distribution Compliance Period” as defined in Regulation S.
“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary, including each Subsidiary of the Issuer that is not an Unrestricted Subsidiary.
“Revolving Collateral Agent” means The PrivateBank and Trust Company, in its capacity as administrative agent for the lenders party to the Revolving Credit Facility.
“Revolving Credit Facility” means the Second Amended and Restated Loan and Security Agreement dated as of the Issue Date among the lenders party thereto, the Revolving Collateral Agent, the Issuer, the Subsidiary Guarantors and the other Subsidiaries of the Issuer party thereto, including any notes, bonds, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities that replace, refund or refinance any part of the Indebtedness or commitments thereunder, including any such replacement, refunding or refinancing that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
“Revolving Credit Facility Obligations” means the indebtedness outstanding under the Revolving Credit Facility that is secured by a Permitted Lien described in clause (1) of the definition thereof, and all other obligations of the Issuer and any Subsidiary Guarantor under the Revolving Credit Facility, all Cash Management Obligations permitted by this Indenture and secured by the collateral securing any Obligations under such Revolving Credit Facility, and all Hedging Obligations permitted by this Indenture and secured by the collateral securing any Obligations under the Revolving Credit Facility.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means Standard & Poor’s Ratings Services and its successors and assigns.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Lien Intercreditor Agreement” means that certain Second Lien Intercreditor Agreement, dated as of the Issue Date, by and among the Issuer, the Guarantors, certain other Subsidiaries of the Issuer, the Notes Collateral Agent, the Term Loan Collateral Agent and Revolving Collateral Agent, as amended, amended and restated, supplemented, modified or replaced, in whole or in part.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Agreement” means the Collateral Agreement among the Issuer, the Subsidiary Guarantors and the Notes Collateral Agent, dated as of December 16, 2014, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Senior Indebtedness” means with respect to any Person:
(1)all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and
(2)all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above;

unless, in the case of clauses (1) and (2), the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other Obligations are subordinated in right of payment to the Notes or the Subsidiary Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:
(1)any obligation of such Person to the Issuer or any Subsidiary or to any joint venture in which the Issuer or any Restricted Subsidiary has an interest;
(2)any liability for federal, state, local or other taxes owed or owing by such Person;
(3)any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities);
(4)any Indebtedness or other Obligation of such Person that is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or
(5)that portion of any Indebtedness that at the time of Incurrence is Incurred in violation of this Indenture.
“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Term Loan Credit Facility Secured Parties (in their capacities as such), (ii) the holders of the Notes and the Trustee (each in their capacities as such), and (iii) any other Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date that are represented by a common Authorized Representative (in its capacity as such for such other Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Term Loan Credit Facility Obligations, (ii) the Notes Obligations, and (iii) the other Additional First Lien Obligations incurred pursuant to any applicable agreement which, pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such other Additional First Lien Obligations).
“Series A Preferred Stock” means the 91,694 shares of Series A Convertible Exchangeable Preferred Stock of the Issuer outstanding on the Issue Date.
“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constituted Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.
“Shared First-Priority Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or the Notes Collateral Agent on behalf of such holders) hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared First-Priority Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared First-Priority Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1.02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in all material respects in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any specified Person,
(1)any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and
(2)any partnership, joint venture, limited liability company or similar entity of which
(x)     more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise, and
(y)     such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Subsidiary Guarantors” means each:

(1)Restricted Subsidiary that executes a Note Guarantee on the Issue Date; and
(2)any other Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.
“Term Loan Collateral Agent” means Bank of Montreal, as collateral agent for the Term Loan Credit Facility Secured Parties.
“Term Loan Credit Facility” means the Credit Agreement dated as of the Issue Date among the Issuer, and the Subsidiary Guarantors, BMO Capital Markets Inc. and Deutsche Bank Securities Inc. as joint lead arrangers and book runners, Bank of Montreal as administrative agent, and the lenders party thereto from time to time, including any notes, bonds, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities that replace, refund or refinance any part of the Indebtedness or commitments thereunder, including any such replacement, refunding or refinancing that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under the provisions of Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
“Term Loan Credit Facility Obligations” means, collectively, (i) all Obligations of the Issuer and the Subsidiary Guarantors in respect of the Term Loan Credit Facility and (ii) all amounts owing to any “Other Creditors” (as defined in the Guarantee and Collateral Agreement) pursuant to the terms of any “Secured Hedging Agreement” (as defined in the Guarantee and Collateral Agreement), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the respective Secured Hedging Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.
“Term Loan Credit Facility Secured Parties” means the “Secured Creditors” under the Guarantee and Collateral Agreement.
“Total Tangible Assets” means the total consolidated tangible assets of the Issuer and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter of the Issuer for which internal financial statements are available determined in accordance with GAAP.
“Transactions” means (a) the entry into the Revolving Credit Facility, (b) the entering into and initial borrowing under the Term Loan Credit Facility, (c) the issuance of the Initial

Notes (including the grant of the security interests and Liens pursuant to the Notes Collateral Documents), (d) the repayment of all amounts outstanding under the Existing Notes Indenture, (e) the consummation of the Oxford Acquisition and the Initial Oxford Dropdown, (f) the refinancing of the current senior debt of Oxford MLP and (f) all transactions (including the payment of fees and expenses) related to any of the foregoing in each case on the terms described in the Offering Memorandum in all material respects.
“Treasury Rate” means, as of any redemption date and as calculated by the Issuer, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 1, 2018; provided that, if the period from the redemption date to January 1, 2018, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.
“Trustee” has the meaning assigned to that term in the preamble to this Indenture.
“TWCC” means Texas Westmoreland Coal Company, a Montana corporation.
“TWCC Security Agreement” means the Security Agreement dated as of June 26, 2008 between TWCC and NRGT, as amended from time to time.
“TWCC Supply Agreement” means the Amended and Restated Supply Agreement dated as of September 28, 2007 between TWCC, as seller, and NRGT, as purchaser, as amended from time to time.
“TWCC Supply Agreement Assets” means all right, title and interest of TWCC in and to all receivables, payments, income, cash flow and revenues due, owing or paid to TWCC under the TWCC Supply Agreement, and any proceeds thereof, but only to the extent such receivables, payments, income, cash flow and revenues arise, or such amounts are paid prior to a Remedies Event, as defined in the TWCC Security Agreement.
“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.
“UCC Fixture Filing” means a financing statement covering goods that are or are to become fixtures filed in the office designated for the filing or recording of a record of a mortgage on the related real property.
“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means (a) WKFCH, upon its formation whether on or after the Issue Date, and (b) upon the acquisition by the Issuer of the Oxford GP pursuant to the Acquisition Agreement on the terms described in the Offering Memorandum in all material respects, the Oxford GP and its Subsidiaries, including Oxford MLP, (c) following the Issue Date, any Subsidiary of the Issuer that at the time of determination shall be or have been designated an Unrestricted Subsidiary by the Board of Directors, (d) any Subsidiary of an Unrestricted Subsidiary, or (e) any Receivables Subsidiary; provided that any such Receivables Subsidiary of the Issuer that is an Unrestricted Subsidiary shall, upon the termination of any such Qualified Receivables Financing (other than as a result of an Event of Default thereunder unless and until the obligations thereunder are repaid in full), cease to be an Unrestricted Subsidiary; and provided that such Subsidiary:
(1)    has no Indebtedness other than Non-Recourse Debt;
(2)    is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(3)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.
“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness.
“WKFCH” has the meaning set forth in the definition of “Initial Oxford Dropdown.”
“Wholly Owned Domestic Subsidiary” of any specified Person means a Domestic Subsidiary that is a Wholly Owned Subsidiary, all of the Capital Stock or other ownership interests of which are not held, directly or indirectly, by any Foreign Subsidiary.
“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person, all of the Capital Stock or other ownership interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
“WRI” means Westmoreland Resources, Inc.
Section 1.02     Other Definitions.

Term	Defined in Section
“Additional Notes”	2.01
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Automatic Exchange”	2.06(i)
“Automatic Exchange Notice”	2.06(i)
“Automatic Exchange Notice Date”	2.06(i)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Covenant Defeasance”	8.03
“Covenant Termination Date”	4.18
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“First-Priority Collateral”	10.01
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09(b)
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Second-Priority Collateral”	10.01
“Transfer Restricted Note”	2.02(i)

Section 1.03     Rules of Construction.
Unless the context otherwise requires:
(1)a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein, and a term used herein that is defined in the Trust Indenture Act, either directly or by reference therein, shall have the meaning assigned to it therein;

(2)each accounting term used in this Indenture, unless otherwise defined herein, has the meaning assigned to it under GAAP applied consistently throughout the relevant period and relevant prior periods;
(3) “or” is not exclusive;
(4)words in the singular include the plural, and words in the plural include the singular;
(5)provisions apply to successive events and transactions;
(6)unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;
(7)the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;
(8) “including” means including without limitation;
(9)references to sections of, or rules under, the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(10)unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture; and
(11)in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Issuer may classify such transaction as it, in its sole discretion, determines.
Section 1.04     Incorporation by Reference of Trust Indenture Act.
Whenever this Indenture refers to a provision of the Trust Indenture Act as applicable to this Indenture, the provision is incorporated by reference in and made a part of this Indenture.
The following Trust Indenture Act terms used in this Indenture have the following meanings:
“Commission” means the SEC;
“indenture securities” means the Notes;
“indenture security holder” means a Holder of a Note;
“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and
“obligor” on the Notes and the Note Guarantees means the Issuer and the Subsidiary Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.
All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.
ARTICLE 2
THE NOTES
Section 2.01     Form and Dating.
(a)General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Subsidiary Guarantors, the Trustee and the Notes Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof shall be in the aggregate principal amount of $350,000,000. The Issuer may issue additional notes (with identical terms as the Initial Notes, other than with respect to the Issue Date and potentially, issuance price) (such notes, the “Additional Notes”) under this Indenture from time to time; provided that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will be issued with a different CUSIP number and be represented by a different Global Note or Notes. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.
The net cash proceeds from any such issuance of Additional Notes shall be applied to refinance Indebtedness secured by First-Priority Collateral or, if not applied to refinance Indebtedness secured by First-Priority Collateral, invested by the Issuer in Additional Assets, which Additional Assets (to the extent constituting Collateral) will upon their acquisition be added to the Collateral securing the Notes. The Initial Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and under the Notes Collateral Documents.

(b)Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
Section 2.02     Execution and Authentication.
At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee will, upon receipt of a written order of the Issuer signed by at least one Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.
The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.
Section 2.03     Registrar and Paying Agent.
The Issuer will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.
The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes. The place of payment with respect to the Notes, in addition to the Corporate Trust Office of the Trustee, shall be New York, New York, and at such time, if ever, as the Notes are no longer represented by one or more Global Notes, the Issuer shall appoint and maintain a Paying Agent in the Borough of Manhattan, the City of New York, the intention of the Issuer being that, after giving effect to the procedures of the Depositary respecting payments on Global Notes, the Notes shall at all times be payable in New York, New York.
The immunities, protections and exculpations available to the Trustee under this Indenture shall also be available to each Agent, and the Issuer’s obligations under Section 7.06 hereof to compensate and indemnify the Trustee shall extend likewise to each Agent.
Section 2.04     Paying Agent to Hold Money in Trust.
The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) will have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.
Section 2.05     Holder Lists.
The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.
Section 2.06     Transfer and Exchange.
(a)Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes if:

(1)the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 90 days after the date of such notice from the Depositary;
(2)the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or
(3)there has occurred and is continuing a Default or Event of Default with respect to the Notes.
Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.
(b)Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(1)Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).
(2)All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)     both:
(i)     a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)     instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
(B)     both:
(i)     a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)     instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(i) above.
Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.
(3)Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
(A)if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(C)if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4)Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:
(A)the Registrar receives the following:
(i)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(ii)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this paragraph (4), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to paragraph (4) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to paragraph (4) above.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)Transfer or Exchange of Beneficial Interests for Definitive Notes.
(1)Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:
(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B)if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable; or
(F)if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(2)Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:
(A)the Registrar receives the following:

(i)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(ii)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this paragraph (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(3)Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.
(d)     Transfer and Exchange of Definitive Notes for Beneficial Interests.
(1)Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B)if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable; or
(F)if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.
(2)Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:
(A)the Registrar receives the following:
(i)if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii)if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this paragraph (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(3)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)     Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
(1)Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(C)if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
(2)Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
(A)the Registrar receives the following:
(i)if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(ii)if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this paragraph (2), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(3)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)     Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
(1)Private Placement Legend.

(A)Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THIS NOTE AND THE RELATED GUARANTEES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “INSTITUTIONAL ACCREDITED INVESTOR”), (2) AGREES THAT IT WILL NOT, WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THESE NOTES, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO WESTMORELAND COAL COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND BASED UPON AN OPINION OF COUNSEL IF REQUESTED BY WESTMORELAND COAL COMPANY, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO WESTMORELAND COAL COMPANY) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THESE NOTES, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. IF THE PROPOSED TRANSFEREE IS AN INSTITUTIONAL ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND WESTMORELAND COAL COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,”

“UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.”
(B)Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2), (e)(3) or (i) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.
(2)Global Note Legend. Each Global Note will bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(g)     Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global

Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(h)     General Provisions Relating to Transfers and Exchanges.
(1)To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(2)No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.04 hereof).
(3)The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(4)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(5)Neither the Registrar nor the Issuer will be required:
(A)to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;
(B)to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
(C)to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent, the Issuer and the Subsidiary Guarantors may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Issuer and the Subsidiary Guarantors shall be affected by notice to the contrary.
(7)The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
(8)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
(i)     Automatic Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. Upon Issuer’s satisfaction that the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Restricted Global Note may be automatically exchanged into beneficial interests in an Unrestricted Global Note without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (i) with respect to any Note issued on the Issue Date, the later of (A) the Issue Date and (B) the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Note (or of any other Global Note with the same CUSIP number) or (ii) with respect to any Additional Note, if any, the later of (A) the issue date of such Additional Note and (B) the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Note (or of any other Global Note with the same CUSIP number), or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Issuer’s satisfaction that the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act, the Issuer shall (I) no fewer than fifteen days prior to the Automatic Exchange Date deliver to DTC the required documentation described in DTC’s Mandatory Exchange Restricted to Unrestricted Requirements as published from time to time by DTC in regard to the exchange of all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Issuer shall have previously otherwise made eligible for exchange with the DTC, (II) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register at least seven calendar days prior to the Automatic Exchange (the “Automatic Exchange Notice Date”), which notice must include (1) the Automatic Exchange Date, (2) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (3) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and (4) the CUSIP number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (III) on or prior to the date of the Automatic Exchange, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuer, in an aggregate principal amount equal to the aggregate principal amount of Global Notes that are Transfer Restricted Notes to be exchanged. At the Issuer’s request on no less than five calendar days’ notice, the Trustee shall deliver, in the Issuer’s name and at its expense, the Automatic Exchange Notice (which shall be prepared by the Issuer) to each Holder at such Holder’s address appearing in the Register. As a condition to any Automatic Exchange, the

Issuer shall provide, and the Trustee shall be entitled to rely upon, an Officers’ Certificate and/or Opinion of Counsel in form reasonably acceptable to the Trustee to the effect that no registration under the Securities Act is required in respect of the Automatic Exchange or re-sales of beneficial interests in such Unrestricted Global Note that are beneficially owned by a holder of beneficial interests therein upon the Automatic Exchange. The Issuer may request from Holders such information as it reasonably determines is required in order to be able to deliver such Officers’ Certificate. Upon such exchange of beneficial interests pursuant to this Section 2.06(i), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.
Section 2.07     Replacement Notes.
If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Subsidiary Guarantors, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.
Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08     Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interests in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuer or a Subsidiary thereof) holds, by 11:00 a.m. Eastern Time on a redemption date or other maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09     Treasury Notes.
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Subsidiary Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Subsidiary Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.
Section 2.10     Temporary Notes.
Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.
Holders of temporary Notes will be entitled to all of the benefits of this Indenture.
Section 2.11     Cancellation.
The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Issuer upon written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12     Defaulted Interest.
If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3
REDEMPTION AND PREPAYMENT
Section 3.01     Notices to Trustee.
If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:
(1)the paragraph of Section 3.07 hereof pursuant to which the redemption shall occur;
(2)the redemption date;
(3)the principal amount of Notes to be redeemed; and
(4)the redemption price (if then determined and otherwise the basis for its determination).
Section 3.02     Selection of Notes to Be Redeemed or Purchased.
If fewer than all of the Notes are to be redeemed or purchased at any time, the Trustee will select Notes for redemption or purchase as follows:
(1)if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or
(2)if the Notes are not listed on any national securities exchange, on a pro rata basis and, in the case of Global Notes, on a pro rata basis in accordance with applicable procedures of the Depositary.
In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.
The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $2,000 or an integral multiple of $1,000 in excess of $2,000; provided that no Notes of $2,000 or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03     Notice of Redemption.
Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail, or otherwise communicate in accordance with the applicable procedures of DTC, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent as provided above more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.
The notice will identify the Notes to be redeemed and will state:
(1)the redemption date;
(2)the redemption price (if then determined and otherwise the basis for its determination);
(3)if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(4)the name and address of the Paying Agent;
(5)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6)that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(7)the paragraph in Section 3.07 of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(8)that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least five Business Days prior to the giving of such notice of redemption (unless a shorter period shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04     Effect of Notice of Redemption.
Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05     Deposit of Redemption or Purchase Price.
By 11:00 a.m. Eastern Time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.
If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of the Notes called for redemption or tendered for purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or tendered for purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or tendered for purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06     Notes Redeemed or Purchased in Part.
Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.
Section 3.07     Optional Redemption.
(a)At any time and from time to time prior to January 1, 2018, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under this Indenture, upon notice pursuant to Section 3.03 hereof, at a redemption price of 108.75% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:
(1)at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2)the redemption occurs within 180 days after the date of the closing of such Equity Offering.
(b)At any time prior to January 1, 2018, the Issuer may also redeem all or a part of the Notes, upon notice pursuant to Section 3.03 hereof, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.
(c)Except pursuant to paragraphs (a) and (b) above, the Notes will not be redeemable at the Issuer’s option prior to January 1, 2018. The Issuer is not, however, prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, exchange offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of this Indenture.
(d)At any time or from time to time on or after January 1, 2018, the Issuer may redeem all or a part of the Notes, upon notice pursuant to Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2018	106.563%
2019	104.375%
2020	102.188%
2021 and thereafter	100.000%
(e)Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
Section 3.08     Mandatory Redemption.
The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.09     Offer to Purchase by Application of Excess Proceeds.
In the event that, pursuant to Section 4.10 hereof, the Issuer is required to commence an offer to all Holders to purchase Notes and Pari Passu Indebtedness (an “Asset Sale Offer”), it will follow the procedures specified below.
The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and Pari Passu Indebtedness (on a pro rata basis, if applicable) or, if the Excess Proceeds exceeds the purchase price of the Notes, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.
If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
Upon the commencement of an Asset Sale Offer, the Issuer will send, by first class mail, or otherwise communicate in accordance with the applicable procedures of DTC, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:
(1)that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;
(2)the Offer Amount, the purchase price and the Purchase Date;
(3)that any Note not tendered or accepted for payment will continue to accrue interest;
(4)that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;
(5)that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in the principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000;
(6)that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
(7)that Holders will be entitled to withdraw their election if the Issuer, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(8)that, if the aggregate purchase price of Notes surrendered by Holders exceeds the Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, will be purchased); and
(9)that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof tendered pursuant to the Asset Sale Offer, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Issuer, the depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon written request from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof.
ARTICLE 4
COVENANTS
Section 4.01     Payment of Notes.
The Issuer will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02     Maintenance of Office or Agency.
The Issuer will maintain in the continental United States, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation under Section 2.03 hereof to maintain an office or agency in the Borough of Manhattan, City of New York where any Definitive Notes may be presented or surrendered for any payment. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof. In case the Issuer shall fail to maintain any such office or agency or shall fail to give such notice of the location or of any change in the location thereof, such surrenders, presentations and demands may be made and notices may be served at the designated Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee its agent to receive at the aforesaid office all such surrenders, presentations, notices and demands.
Section 4.03     Reports.
(a)So long as any Notes are outstanding, the Issuer will file with the SEC for public availability, within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the Issuer will furnish to the Holders or cause the Trustee to furnish to the Holders, within the time periods specified in the SEC’s rules and regulations):
(1)all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports; and
(2)all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include an audit report on the Issuer’s consolidated financial statements by a nationally recognized firm of independent accountants.
The foregoing delivery requirements will be deemed satisfied if the foregoing materials are available on the SEC’s EDGAR system within the applicable time period specified above.
If, at any time, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in this Section 4.03(a) with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Issuer will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuer’s filings for any reason, the Issuer will post the reports referred to in this Section 4.03(a) on its website within the time periods that would apply if the Issuer were required to file those reports with the SEC; provided, however, that if the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act, the Issuer will not be required to comply with

Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein).
(b)For so long as the Oxford MLP is an Unrestricted Subsidiary and to the extent any other Subsidiaries of the Issuer have been designated as Unrestricted Subsidiaries, the quarterly and annual financial information required by Section 4.03(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer. In addition, the annual and quarterly reports required by Section 4.03(a) shall include summary information with respect to non-Guarantor Subsidiaries of the type and scope included in the Offering Memorandum.
(c)For so long as any Notes remain outstanding, if at any time the Issuer is not required to file the reports required by Section 4.03(a) with the SEC, the Issuer will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
(d)Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
Section 4.04     Compliance Certificate.
(a)The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture and the Notes Collateral Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Notes Collateral Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture and the Notes Collateral Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.
(b)So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee, within 30 days of any Officer becoming aware of any Default or Event of Default that has not been cured, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.
Section 4.05     Taxes.
The Issuer will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.
Section 4.06     Stay, Extension and Usury Laws.
The Issuer and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Subsidiary Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07     Restricted Payments.
(a)The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:
(1)declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any Restricted Subsidiary) or to the direct or indirect holders of the Issuer’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests, other than Disqualified Stock, of the Issuer and other than dividends or distribution payable or (b) to the Issuer or a Restricted Subsidiary);
(2)purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer;
(3)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except (x) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinated to the Notes or to any Note Guarantee, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition or (y) a payment of interest or principal at the Stated Maturity thereof; or
(4)make any Restricted Investment.
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(A)no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(B)the Issuer would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof; and
(C)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2) through (12) and (14) through (19) of Section 4.07(b) hereof), is less than the sum, without duplication, of:
(i)50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(ii)100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash received by the Issuer since the Issue Date from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock, Designated Preferred Stock or Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus
(iii)to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received, in either case, less the cost of such sale, liquidation or repayment, and net of taxes; plus

(iv)to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary of the Issuer after the Issue Date or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, the Issuer or a Restricted Subsidiary, 100% of the Fair Market Value of the Issuer’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed; plus
(v)100% of any dividends or distributions received by the Issuer or a Restricted Subsidiary of the Issuer after the Issue Date from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Issuer for such period.
(b)     The provisions of Section 4.07(a) hereof will not prohibit:
(1)the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;
(2)the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(a)(C)(ii) hereof;
(3)the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Restricted Subsidiary that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
(4)any Restricted Payment made by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;
(5)the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director, consultant or employee of the Issuer or any of its Restricted Subsidiaries (or their transferees, estates or beneficiaries under their estates) pursuant to the requirements of any equity subscription agreement, stock option agreement, employment agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement or otherwise in the ordinary course of business, not to exceed $10.0 million in any calendar year;
(6)the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;
(7)the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of (a) the Series A Preferred Stock to the extent such dividends are included in the definition of “Fixed Charges” and (b) any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with Section 4.09(a) hereof;
(8)Restricted Payments arising as a result of Qualified Receivables Financing;
(9)the declaration and payment of dividends or other distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer could incur an additional $1.00 of Indebtedness pursuant to Section 4.09(a) hereof;
(10)Investments that are made with Excluded Contributions;
(11)the satisfaction of change of control obligations under agreements governing Indebtedness of the Issuer or any Restricted Subsidiary that is contractually subordinated to the Notes or to any Note Guarantee once the Issuer has fulfilled its obligations under this Indenture with respect to a Change of Control;
(12)the repayment of intercompany Indebtedness that was permitted to be incurred under this Indenture;
(13)(a) the payment of dividends, distributions on or the repurchase of, the Issuer’s common Equity Interests or (b) the repurchase or redemption of the Issuer’s Series A Preferred Stock of up to $10.0 million in the aggregate per calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year up to a maximum of $20.0 million in the aggregate in any calendar year); provided, however, that at the time of, and after giving effect to, such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(14)the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Restricted Subsidiary that is contractually subordinated to the Notes or to any Note Guarantee with any Net Proceeds not constituting Excess Proceeds;

(15)cash payments in lieu of fractional shares issuable as dividends on preferred stock, upon the exercise of any warrants or options or upon the conversion of any convertible debt securities of the Issuer or any of its Restricted Subsidiaries;
(16)the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Issuer or any Restricted Subsidiary made by exchange for, or out of the proceeds of, the substantially concurrent sale of Disqualified Stock that is permitted to be incurred pursuant to Section 4.09 hereof;
(17)the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries (other than distributions by or of an MLP or an MLP GP);
(18)the redemption or purchase of any Equity Interest in Absaloka held by a third party in connection with an Indian Coal Tax Credit Transaction, if and to the extent required by the governing documents of Absaloka; and
(19)other Restricted Payments in an aggregate amount since the Issue Date not to exceed the greater of (a) $50.0 million and (b) 3.0% of Total Tangible Assets of the Issuer determined as of the date of the Restricted Payment, provided, however, that at the time of, and after giving effect to, such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
(c)     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
(d)     For purposes of determining compliance with the provisions set forth above, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in Section 4.07(b)(1) through (19), the Issuer, in its sole discretion, may order and classify such Restricted Payment into one or more exceptions, and from time to time may reorder and reclassify such Restricted Payment in any manner that complies with this Section 4.07.
Section 4.08     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)pay dividends or make any other distributions on its Capital Stock to the Issuer or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any Restricted Subsidiary; or
(2)make loans or advances to the Issuer or any Restricted Subsidiary.

(b)The restrictions in Section 4.08(a) hereof will not, however, apply to encumbrances or restrictions existing under or by reason of:
(1)applicable law, rule, regulation, order, approval, license, permit or similar restriction;
(2)restrictions contained in any documents or agreements evidencing, relating to or otherwise governing a Receivables Financing with respect to any Receivables Subsidiary;
(3)contractual encumbrances or restrictions in effect under any Indebtedness (a) represented by the Initial Notes and the Note Guarantees issued on the Issue Date, (b) outstanding on the Issue Date (including all Indebtedness under the Revolving Credit Facility and the Term Loan Credit Facility) and (c) otherwise permitted pursuant to this Indenture; provided that with respect to clause (c) the restrictions contained in the agreements or instruments governing such Indebtedness are not materially less favorable to Holders than is customary for comparable financings (as determined in good faith by the Issuer);
(4)any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Indenture to the extent that such restrictions apply only to the assets securing such Indebtedness;
(5)any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of or in connection with such person becoming a Restricted Subsidiary;
(6)customary restrictions contained in any agreement relating to the sale of any asset permitted under Section 4.10 hereof pending the consummation of such sale;
(7)customary provisions in joint venture agreements, partnership agreements, limited liability company documents and other similar agreements, in each case entered into in the ordinary course of business;
(8)customary provisions contained in leases or licenses and other similar agreements entered into in the ordinary course of business;
(9)customary restrictions in connection with deposits or net worth in the ordinary course of business;
(10)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(11)encumbrances on property that exist at the time the property was acquired by the Issuer or a Restricted Subsidiary;

(12)other restrictions described in clauses (1) and (2) of this Section 4.08(a) hereof, but only to the extent that such restrictions do not materially adversely affect the consolidated cash position of the Issuer and the Restricted Subsidiaries; and
(13)any amendment, restatement, renewal, replacement or refinancing of an agreement referred to above; provided such restrictions are not materially more restrictive, taken as a whole, than those under the agreement being amended, restated, renewed, refinanced or replaced.
Section 4.09     Incurrence of Indebtedness and Issuance of Preferred Equity.
(a)The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of preferred equity; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Issuer or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred equity, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period; provided that the amount of Indebtedness, Disqualified Stock and preferred equity that may be incurred or issued, as applicable, pursuant to this paragraph by Restricted Subsidiaries that are not Subsidiary Guarantors, together with any amounts incurred pursuant to clauses (11) and (24) of Section 4.09(b), shall not exceed the greater of (x) $15.0 million and (y) 1.0% of Total Tangible Assets at any one time outstanding.
(b)The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness, Disqualified Stock or preferred equity, as applicable (collectively, “Permitted Debt”):
(1)the incurrence by the Issuer or any Restricted Subsidiary of (a) Indebtedness and letters of credit and bankers’ acceptances thereunder under the Revolving Credit Facility in an aggregate principal amount at any time outstanding under this clause (1)(a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $100.0 million and (y) the sum of 85% of the aggregate book value of accounts receivable plus 50% of the aggregate book value of inventory of the Issuer and its Restricted Subsidiaries at the time of incurrence less the amount of all permanent principal payments with respect to such Indebtedness made with Net Proceeds of Asset Sales; and (b) Indebtedness incurred pursuant to any Term Loan Credit Facility; provided that after giving effect to any such incurrence, the aggregate principal amount at any time outstanding under this clause (1)(b) does not exceed the greater of (x) $300.0 million and (y) 20.0% of Total Tangible Assets, determined at the time of incurrence;
(2)the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness (other than Indebtedness incurred under clause (1) above and clause (3) below) that is outstanding on the Issue Date;
(3)the incurrence by the Issuer and the Subsidiary Guarantors of Indebtedness represented by the Notes issued on the Issue Date and the Note Guarantees;
(4)the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, lease, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used or useful in a Permitted Business (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness outstanding pursuant to this clause (4), not to exceed at any time outstanding the greater of (x) $75.0 million or (y) 5.0% of Total Tangible Assets;
(5)Capital Lease Obligations incurred by the Issuer or any Restricted Subsidiary in respect of any sale leaseback transaction not to exceed $50.0 million at any one time outstanding;
(6)the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) or any Disqualified Stock or preferred stock that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3), (4), (5), (6) or (11) of this Section 4.09(b);
(7)the incurrence by the Issuer or any Restricted Subsidiary (other than a GP or the general partner of a GP) of intercompany Indebtedness between or among the Issuer and any Restricted Subsidiary; provided, however, that:
(A)if the Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor; and
(B)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);
(8)the issuance by any Restricted Subsidiary to the Issuer or to any Restricted Subsidiary of shares of Disqualified Stock or preferred equity; provided, however, that:
(A)any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred equity being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer, and
(B)any sale or other transfer of any such preferred equity to a Person that is not either the Issuer or a Restricted Subsidiary, will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (8);
(9)the incurrence by the Issuer or any Restricted Subsidiary of Hedging Obligations other than for speculative purposes;
(10)the guarantee by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09 (including Section 4.09(a) hereof); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
(11)Indebtedness, Disqualified Stock or preferred equity (x) of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture, (y) incurred to finance the acquisition of a Restricted Subsidiary after the Issue Date or a corporation merged into or consolidated with the Issuer or any Restricted Subsidiary after the Issue Date and (z) incurred in connection with the acquisition of assets, in each case where such acquisition, merger or consolidation is permitted under the terms of this Indenture; provided that either:
(A)the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof; or
(B)the Fixed Charge Coverage Ratio would not be less than immediately prior to such incurrence and such acquisition, merger or consolidation;
provided, further, that the amount of Indebtedness, Disqualified Stock or preferred equity that may be incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to this clause, together with any amounts incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Section 4.09(a) or outstanding under clause (24) of this Section 4.09(b), shall not exceed the greater of (x) $15.0 million and (y) 1.0% of Total Tangible Assets at any one time outstanding;
(12)Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary of the Issuer other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
(13)the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock or preferred equity in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding not to exceed the greater of (x) $50.0 million and (y) 3.0% Total Tangible Assets;
(14)standby letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, surety bonds, completion guarantees or bank guarantees (other than letters of credit issued under the Revolving Credit Facility pursuant to Section 4.09(b)(1)(a)) in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;
(15)Guarantees of Indebtedness of contractors and suppliers of the Issuer or any Restricted Subsidiary or of persons who are not Affiliates of the Issuer and with whom the Issuer or any Restricted Subsidiary has an existing business relationship in support of financing or bonding arrangements for such contractors or suppliers or such other person in connection with such business relationship, including self-bonding arrangements; provided that the obligations of the Issuer or any of the Subsidiaries pursuant to this clause (15) shall not exceed $5.0 million at any time outstanding;
(16)Indebtedness relating to the financing of insurance policy premiums; provided that such insurance is for the benefit of the Issuer or any of its Wholly Owned Domestic Subsidiaries and is obtained in the ordinary course of business consistent with past practice;
(17)Indebtedness consisting of installment payment obligations owed to any governmental agency in connection with the acquisition of coal leases or oil, gas or other real property interests in the ordinary course of business;
(18)Indebtedness arising from agreements providing for indemnification, adjustment of purchase price of similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock of a Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary thereof in connection with such disposition;
(19)Indebtedness of the Issuer or any Restricted Subsidiary consisting of take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money;
(20)Indebtedness consisting of promissory notes issued by the Issuer or any Subsidiary Guarantor to current or former officers, directors, managers, consultants, and employees (or their respective transferees, estates or beneficiaries under their estates) to finance the purchase or redemption of Equity Interests of the Issuer or any of its Restricted Subsidiaries permitted under Section 4.07(b)(5) hereof;
(21)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;
(22)Indebtedness of the Issuer or any Restricted Subsidiary under any Cash Management Obligations;
(23)the issuance by Absaloka of preferred equity to a third party that purchases such preferred equity in connection with an Indian Coal Tax Credit Transaction; and
(24)Indebtedness of Foreign Subsidiaries; provided that the amount of Indebtedness, Disqualified Stock or preferred equity that may be incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to this clause (24), together with any amounts incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Section 4.09(a) or outstanding under clause (11) of this Section 4.09(b), shall not exceed the greater of (x) $15.0 million and (y) 1.0% of Total Tangible Assets at any one time outstanding.
The Issuer will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
For purposes of determining compliance with this Section 4.09, if an item of proposed Indebtedness, Disqualified Stock or preferred equity meets the criteria of more than one of the categories of Permitted Debt described in Section 4.09(b)(1) through (24), or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity on the date of its incurrence and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses, although the Issuer may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the types of Indebtedness, Disqualified Stock or preferred equity and may later reclassify all or a portion of such item of

Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this Section 4.09. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares of the same class of Disqualified Stock or preferred equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this Section 4.09; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Issuer as accrued (other than the reclassification of preferred equity as Indebtedness due to a change in accounting principles). Notwithstanding any other provision of this Section 4.09 the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
(c)     The amount of any Indebtedness outstanding as of any date will be:
(1)the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)the principal amount of the Indebtedness, in the case of any other Indebtedness;
and
(3)in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)the Fair Market Value of such assets at the date of determination; and
(B)the amount of the Indebtedness of the other Person.
Section 4.10     Asset Sales.
The Issuer will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale (including any MLP Asset Transfer, MLP Equity Transfer or GP Equity Transfer) unless:
(1)the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
(2)at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or a combination thereof; provided that for purposes of this clause (2) but for no other purpose, each of the following will be deemed to be cash:
(A)any Indebtedness of the Issuer or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and as a result of which the Issuer or such Restricted Subsidiary is released from further liability in connection with such Indebtedness;
(B)any securities, notes, other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days after the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;
(C)any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale; provided that at the time of receipt of such Designated Non-cash Consideration, the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with all previously received Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) less the amount of Net Proceeds previously realized in cash from the sale of previously received Designated Non-cash Consideration is less than the greater of (x) $50.0 million and (y) 3.0% of Total Tangible Assets; and
(D)the Fair Market Value of any Additional Assets received by the Issuer or such Restricted Subsidiary; and

provided, further, that in the case of an MLP Asset Transfer, in lieu of the foregoing requirements of this clause (2), the Issuer, at its election, may meet the following requirements:
(i) after such MLP Asset Transfer and as a result thereof, (x) the Issuer and its Restricted Subsidiaries shall have received an amount of cash and Designated Non-cash Consideration permitted by clause (c) above attributable to such MLP Asset Transfer (as a result of (i) the receipt of cash proceeds and Designated Non-cash Consideration as all or a portion of the consideration for such MLP Asset Transfer or (ii) the repayment of intercompany indebtedness owed by a Subsidiary of the Issuer, transferred or assumed as part of such MLP Asset Transfer) at least equal to (A) 50% of the Fair Market Value of the assets and property transferred or (B) in the case of a transfer of any Equity Interests of a Person, 50% of the Fair Market Value of such Person at the time of such MLP Asset Transfer (it being understood that, in the case of a transfer of less than all of the Equity Interests of a Person, the Fair Market Value of such Person shall be determined at the time of the first MLP Asset Transfer constituting part of such MLP Asset Transfer (as if all the Equity Interests in such Person were transferred at the time of such first MLP Asset Transfer, and the cash requirement set forth in this clause shall be satisfied on that basis in connection with such first MLP Asset Transfer) and there shall be no such additional cash attributable to such MLP Asset Transfer required for any subsequent transfer of Equity Interests of such Person constituting part of the MLP Asset Transfer) (in each case of the foregoing clauses (A) and (B), assuming such assets or Person, as applicable, operates as a going concern), with the balance of the consideration received by the Issuer and its Restricted Subsidiaries for such MLP Asset Transfer consisting solely of Equity Interests in the applicable MLP and (y) immediately after giving effect to such MLP Asset Transfer on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under Section 4.09(a); and
(ii) no Default shall have occurred and be continuing or would occur as a consequence of such MLP Asset Transfer.
For purposes of calculating the Fair Market Value of (a) any Person, (b) any assets or property transferred to any Person and (c) any Equity Interests in a Person with respect to any MLP Asset Transfer, any Indebtedness that is owed by such Person to the Issuer or the Restricted Subsidiary that is the transferor shall be disregarded and shall not be reflected in such calculation to reduce the Fair Market Value of such Person or such assets or property or Equity Interests in such Person, as the case may be.
Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or such Restricted Subsidiary may apply such Net Proceeds, at its option:
(A)to repay Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) and Indebtedness of the applicable Restricted Subsidiary of the Issuer, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;
(B)to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted

Subsidiary of the Issuer; provided that the Notes Collateral Agent has or is immediately granted a perfected first priority security interest in such assets or Capital Stock (other than Excluded Property);
(C)to make capital expenditures with respect to a Permitted Business; or
(D)to acquire other assets that are used or useful in a Permitted Business.
Notwithstanding anything above to the contrary, in the case of clauses (2), (3) and (4) above, a binding commitment entered into within such 365-day period shall be treated as a permitted application of the Net Proceeds so long as such Net Proceeds shall be applied to satisfy such commitment on or before the date that is the later of (a) 365 days after receipt of such Net Proceeds and (b) 180 days after the date of such commitment. Pending the final application of any Net Proceeds of an Asset Sale, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture. Notwithstanding anything to the contrary contained in the foregoing, the Initial Oxford Dropdown will be permitted under this covenant.
All of the Net Proceeds received from any Recovery Event in respect of First-Priority Collateral may be invested by the Issuer or a Subsidiary Guarantor in Additional Assets constituting First-Priority Collateral (which may include performance of a restoration of the affected Collateral) within 365 days after the date of the receipt of any Net Proceeds from such Recovery Event, which Additional Assets are thereupon with their acquisition added to the First-Priority Collateral securing the Notes; provided that a binding commitment entered into with such 365-day period shall be treated as a permitted application of the Net Proceeds so long as such Net Proceeds shall be applied to satisfy such commitment on or before the date that is the later of (a) 365 days after receipt of such Net Proceeds and (b) 180 days after the date of such commitment; provided further that Additional Assets shall not include any Excluded Property or the ICTC Excluded Collateral.
Any Net Proceeds from Asset Sales or Recovery Events that are not applied or invested as provided in the immediately preceding three paragraphs of this Section 4.10 will constitute “Excess Proceeds.” Within 30 days after the date that the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer will make an Asset Sale Offer to all holders of Notes, and all holders of other Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”) containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other Pari Passu Indebtedness (on a pro rata basis) that may be purchased out of the Excess Proceeds. The offer price of any Asset Sale Offer will be in cash in an amount equal to 100% of the principal amount of the Notes tendered or Pari Passu Indebtedness to be repaid, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Indenture. To the extent that the aggregate amount of Notes and other Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by holders of the Notes and Pari Passu Indebtedness tendered pursuant to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and Pari Passu Indebtedness to be purchased shall be repaid on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.
Section 4.11     Transactions with Affiliates.
(a)The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate consideration in excess of $20.0 million (each, an “Affiliate Transaction”), unless:
(1)the Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary; and
(2)the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, (x) an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and setting forth and authenticating a resolution adopted by no less than a majority of the disinterested members, if any, of the Board of Directors of the Issuer approving such Affiliate Transaction or (y) an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
(b)The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:
(1)any employment agreement, consulting service or termination agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;
(2)transactions (including a merger) between or among the Issuer and/or any of its Restricted Subsidiaries;

(3)transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(4)payment of fees and compensation (including bonuses), reimbursement of expenses and other benefits (including retirement, health, stock option and other benefit plans) to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;
(5)any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to employment arrangements, equity incentive awards or equity incentive plans and the granting and performance of registration rights that have been approved by, or pursuant to authority delegated by, the Board of Directors of the Issuer or its Restricted Subsidiaries;
(6)Restricted Payments permitted under this Indenture and Permitted Investments;
(7)loans or advances (or cancellation of loans or advances) to employees or consultants in the ordinary course of business or consistent with past practice;
(8)any transaction effected as part of a Qualified Receivables Financing;
(9)transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Issuer or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate, as determined in good faith by the Issuer;
(10)(x) guarantees of performance by the Issuer and its Restricted Subsidiaries of Unrestricted Subsidiaries (other than an MLP or an MLP GP) in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries (other than an MLP or an MLP GP) for the benefit of lenders of Unrestricted Subsidiaries (other than an MLP or an MLP GP);
(11)any obligations or transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the Holders, taken as a whole);
(12)any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee an opinion as to the fairness to the Issuer or such

Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;
(13)the Initial Oxford Dropdown, any Permitted MLP Transfer and any Permitted GP Transfer;
(14)the payment of all fees and expenses incurred in connection with the Transactions on the terms described in the Offering Memorandum; and
(15)payment for services rendered between any MLP or GP and one or more of the Issuer or any Restricted Subsidiary, if (x) payment is made or completed in compliance with the terms and provisions of the partnership agreement of the MLP (or comparable governing document of the GP) and (y) such transaction is on terms and conditions fair and reasonable to the Issuer or such Restricted Subsidiary as determined in good faith by the Issuer.
Section 4.12     Liens.
The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, securing Indebtedness of the Issuer or the Subsidiary Guarantors.
Section 4.13     Corporate Existence.
Subject to Article 5 hereof, so long as any of the Notes shall remain outstanding, the Issuer will at all times do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.
Section 4.14     Offer to Repurchase Upon Change of Control.
(a)Upon the occurrence of a Change of Control, each Holder will have the right to require the Issuer to repurchase (a “Change of Control Offer”) all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuer will send a notice to the Trustee and to each Holder describing the transaction or transactions that constitute the Change of Control and stating:
(1)that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;
(2)the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)that any Note not tendered will continue to accrue interest;
(4)that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;
(5)that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(6)that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and
(7)that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000.
(b)The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.
(c)On the Change of Control Payment Date, the Issuer will, to the extent lawful:
(1)accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(2)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(3)deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.
The Paying Agent will promptly mail to each Holder properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.
(d)Notwithstanding anything to the contrary in this Section 4.14, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made, and such Change of Control Offer is otherwise made in compliance with this Section 4.14.
(e)The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption with respect to all outstanding Notes has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.
(f)The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of this Indenture are applicable.
(g)If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described in Section 4.14 (e) above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described in this Section 4.14, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption.
Section 4.15     Payments for Consent.
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the Notes Collateral Documents unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Section 4.16     Additional Note Guarantees.
The Issuer shall cause each (a) future Wholly Owned Domestic Subsidiary that is a Restricted Subsidiary and (b) any Immaterial Subsidiary which ceases to be an Immaterial Subsidiary, in each case to (i) become a Subsidiary Guarantor and execute a supplemental Indenture to guarantee the payment and performance of the Notes in substantially the form attached hereto as Exhibit E, (ii) execute and deliver an amendment, supplement or other instrument in respect of the Notes Collateral Documents necessary to cause such Subsidiary to become a grantor thereunder and take all action required thereunder to perfect the Liens created thereunder, as well as to execute and deliver to the Trustee joinders to the Intercreditor Agreements, and (iii) deliver an Officers’ Certificate and an Opinion of Counsel satisfactory to the Trustee with respect to the supplemental Indenture and other documents required to be delivered pursuant to clause (ii) of this Section 4.16, in each case within 30 days after such Subsidiary becomes a Subsidiary Guarantor.
Section 4.17     Designation of Restricted and Unrestricted Subsidiaries.
Upon the completion of the Oxford Acquisition and the Initial Oxford Dropdown pursuant to the Acquisition Agreement and the Contribution Agreement, respectively, on the terms described in the Offering Memorandum in all material respects Oxford GP and its Subsidiaries, including the Oxford MLP, will be automatically and without any further action by our Board of Directors designated as Unrestricted Subsidiaries under this Indenture. The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. The designation of a Restricted Subsidiary as an Unrestricted Subsidiary will only be permitted if the Investment would be permitted under the terms of this Indenture at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions of this Section 4.17 and was permitted by Section 4.07 hereof.
If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements of this Section 4.17 to be an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Issuer will be in default of such covenant.
The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) (x) the Issuer could incur such Indebtedness pursuant to Section 4.09(a) hereof, or (y) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and (2) no Default or Event of Default would immediately be in existence as a consequence of such designation.

Section 4.18     Covenant Termination.
If on any date following the Issue Date, the Issuer certifies in a written notice to the Trustee that:
(1)a Ratings Event has occurred; and
(2)at the time of the giving of such notice, no Default or Event of Default shall have occurred and be continuing, then, beginning on the day such notice is given (the “Covenant Termination Date”), the Issuer and its Restricted Subsidiaries will cease to be subject to the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.17 and clause (4) of Section 5.01(a) hereof.
The foregoing covenants will be terminated notwithstanding the fact that after the Covenant Termination Date, (a) the ratings assigned to the Notes are downgraded or (b) a Default or Event of Default has occurred and is continuing. The Trustee is not obligated to give the holders of the Notes notice of the Covenant Termination Date.
Section 4.19    After-Acquired Collateral.
If the Issuer or a Subsidiary Guarantor acquires property that is not automatically subject to a perfected security interest or Lien under the Notes Collateral Documents and such property would be of the type that would constitute Collateral, or a Subsidiary becomes a Subsidiary Guarantor, then the Issuer or such Subsidiary Guarantor will provide security interests in and Liens on such property (or, in the case of a new Subsidiary Guarantor, all of its assets constituting Collateral) in favor of the Applicable Authorized Representative for its benefit and the benefit of the First Lien Secured Parties and the holders of the Revolving Credit Facility Obligations (with respect to the Second-Priority Collateral) and deliver certain joinder agreements and certificates in respect thereof as required by the First Lien Security Documents.
Section 4.20     Additional Security; Further Assurances; etc.
(a)The Issuer will, and will cause each of the Subsidiary Guarantors to, at the joint and several expense of the Issuer and the Subsidiary Guarantors, make, execute, endorse, acknowledge, file and/or deliver to the Notes Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, Real Property surveys, Pari Passu Intercreditor Memos, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Notes Collateral Documents as the Notes Collateral Agent may reasonably require. Furthermore, the Issuer will, and will cause the Subsidiary Guarantors to, deliver to the Notes Collateral Agent such Opinions of Counsel, title insurance and other related documents as may be reasonably requested by the Notes Collateral Agent to assure itself that this Section 4.20 has been complied with.
(b)Each action required by clause (a) of this Section 4.20 shall be completed as soon as possible, but in no event later than the earlier of (i) the taking of any such action for the benefit of any Authorized Representative and (ii) 60 days (or with respect to any documentation related to Real Property, 120 days) after such action is requested to be taken by the Notes Collateral Agent or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding (as such date may be extended at the sole discretion of the Notes Collateral Agent); provided that, in no event will the Issuer or any Subsidiary Guarantor be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 4.20(b) or Section 4.20(a).
(c)Subject to the limitations set forth in Article 10 hereof, the Issuer and the Subsidiary Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral for the benefit of First Lien Secured Parties and the holders of the Revolving Credit Facility Obligations (with respect to the Second-Priority Collateral) and to otherwise effectuate the provisions or purposes of this Indenture and the First Lien Security Documents.
(d)The Issuer will comply with the applicable provisions of the Trust Indenture Act as they relate to the Collateral.
(e)The Issuer will (a) comply with Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes, and (b) cooperate with the Trustee in connection with the Trustee’s compliance with Section 313(b) of the Trust Indenture Act, relating to reports, whether or not this Indenture is qualified under the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable.
Section 4.21     Real Estate Mortgages and Filings
Subject to the limitations described in Section 10.01 hereof, with respect to (a) any fee interest in certain Real Property identified in Schedule 4.21 as owned on the Issue Date by the Issuer or a Subsidiary Guarantor, (b) any fee interest in Real Property acquired by the Issuer or a Subsidiary Guarantor after the Issue Date, but exclusive of Excluded Property and the ICTC Excluded Collateral, and (c) any Leasehold for which the aggregate annual rental payments are $1,000,000 or more (other than any Leasehold with respect to which the Issuer or a Subsidiary Guarantor has not obtained (after using commercially reasonable efforts to obtain same) the consent of the lessor to grant a mortgage in such Leasehold), in each instance, within 120 days after the Issue Date or within 120 days after the date of such acquisition, as applicable, with respect to each Mortgaged Property:

(a)the Issuer and the Subsidiary Guarantors, as applicable, will cause to be delivered to the Notes Collateral Agent, as mortgagee or beneficiary, as applicable, to secure the Notes and the Note Guarantees, duly executed by the Issuer or the applicable Subsidiary Guarantor, as the case may be, fully executed counterparts of Mortgages, and to the extent advised by local counsel, corresponding UCC Fixture Filings and As-Extracted Collateral Filings (or, if UCC Fixture Filings and As-Extracted Collateral Filings are not available in the applicable jurisdiction, equivalent filings as available in such jurisdiction), and any similar filings as shall be required by local law, in customary form for the applicable jurisdiction, which Mortgages and UCC Fixture Filings (or, in the case of UCC Fixture Filings, any other equivalent filings, as available in each applicable jurisdiction) shall cover the applicable Mortgaged Property, together with evidence that counterparts of such Mortgages and UCC Fixture Filings (or, in the case of UCC Fixture Filings, any other equivalent filings, as available in each applicable jurisdiction) and, if applicable, As-Extracted Collateral Filings (or, in the case of UCC Fixture Filings and As-Extracted Collateral Filings, any other equivalent filings, as available in each applicable jurisdiction) have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;
(b)the Notes Collateral Agent shall have received mortgagee’s Mortgage Policies in favor of the Notes Collateral Agent, as mortgagee for the benefit of itself and the Trustee and the holders of the Notes, with respect to the Mortgaged Property purported to be covered by such Mortgage, which reasonably assure the Notes Collateral Agent that the interests created by the Mortgage constitute valid and enforceable first priority Liens on such Mortgaged Property free and clear of all Liens, defects and encumbrances (other than Permitted Encumbrances), each such Mortgage Policy to have a policy limit, not to exceed one hundred ten percent (110%) of the then Fair Market Value of the Mortgaged Property, and such policies shall include customary title endorsements, to the extent available at ordinary rates;
(c)if previously delivered to the administrative agent under the Term Loan Credit Facility, the Issuer and the Subsidiary Guarantors, as applicable, will cause to be delivered to the Notes Collateral Agent all Mortgaged Coal Property Support Documents as delivered to the administrative agent under the Term Loan Credit Facility with respect to each lease or grant of mineral rights as to which the Issuer or any of its Subsidiaries is a lessee or grantee;
(d)the Issuer or the applicable Subsidiary Guarantor shall deliver to the Notes Collateral Agent and the applicable title insurance company (i) surveys or reports from zoning report companies as may be reasonably necessary to cause such title insurance company to issue the Mortgage Policies required above and any such filings or any updates or affidavits that the title company may reasonably require as necessary to issue the Mortgage Policies required above, (ii) such other documents, instruments, certificates and agreements, as reasonably required to create, evidence or perfect a valid first-priority Lien on the Mortgaged Property subject to each such Mortgage (subject to Permitted Encumbrances); and (iii) the customary opinions of local counsel relating to the Mortgages required above; and
(e)a Pari Passu Intercreditor Memo shall be executed by the Notes Collateral Agent and the Term Loan Collateral Agent with respect to each Mortgage if the title insurance company issuing the Mortgage Policies in favor of the Notes Collateral Agent requires the same in order to insure that the Lien of Mortgages on the Mortgaged Property in favor of the Notes

Collateral Agent and the Lien of the mortgages on the Mortgaged Property in favor the Term Loan Notes Collateral Agent are pari passu.
Section 4.22     Maintenance of Collateral; Permitted Ordinary Course Activities
(a)The Issuer will, and will cause each Subsidiary Guarantor to, (i) at all times maintain, preserve and protect all property material to the conduct of its business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business or property that has become worn-out, defective, obsolete or not used or useful in the business); (ii) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted all times; (iii) maintain adequate insurance at all times on all of its property by companies rated A-, VII or better by A.M. Best; and (iv) obtain such other insurance against risks as the Notes Collateral Agent may from time to time reasonably require.
(b)Notwithstanding the foregoing, so long as no Default or Event of Default would result therefrom and such transaction would not violate the Trust Indenture Act, the Issuer and the Subsidiary Guarantors may, among other things, without any release or consent by the Trustee or the Agents, conduct ordinary course activities with respect to Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Notes Collateral Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of this Indenture or any of the Notes Collateral Documents; (iii) surrendering or modifying any license or permit subject to the Lien of this Indenture or any of the Notes Collateral Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, Fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) selling, collecting, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the scheduled repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by this Indenture and the Notes Collateral Documents; and (ix) abandoning any intellectual property which is no longer used or useful in the Issuer’s or Subsidiary Guarantor’s business. The Issuer must deliver to the Agents, within thirty (30) calendar days following the end of each six-month period beginning on January 1 and July 1 of any year, an officers’ certificate to the effect that no disposition of any collateral subject to the Lien of the Notes Collateral Documents occurring during the preceding six-month period (or since the Issue Date, in the case of the first such certificate) were prohibited by this Indenture.
Section 4.23     Activities of Absaloka
The Issuer and any Subsidiary Guarantor that controls Absaloka will cause Absaloka not to hold any material assets, become liable for any material obligations, engage in any trade or business, form any Subsidiary, issue any securities or sell any assets or conduct any business activity, except as and to the extent necessary or desirable to enter into, or perform Indian Coal Tax Credit Transactions, which may include, without limitation, the issuance or sale of equity securities of Absaloka to a third party in connection with any Indian Coal Tax Credit Transactions, and the ownership and operation by Absaloka of the other ICTC Excluded Collateral.
Section 4.24     Activities of Westmoreland Canada, LLC
The Issuer will not permit Westmoreland Canada, LLC to engage in any activities other than (a) holding the general partner interest in Westmoreland Canadian Investments, LP, (b) participating in any intercompany financings, or (c) activities appropriate or necessary in relation to such financings or its holding of such general partner interest.
ARTICLE 5
SUCCESSORS
Section 5.01     Merger, Consolidation, or Sale of Assets.
(a)The Issuer will not, directly or indirectly: (i) consolidate or merge with or into another Person; or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the Issuer’s properties or assets (determined on a consolidated basis for the Issuer and the Restricted Subsidiaries) in one or more related transactions to another Person, unless:
(1)either:
(A)the Issuer is the surviving entity; or
(B)the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that at any time such Person is a partnership or a limited liability company, there shall be a co-issuer of the Notes that is a corporation organized or existing under the laws of any such jurisdiction;
(2)the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes, this Indenture and the Notes Collateral Documents pursuant to a supplemental indenture or other agreement reasonably satisfactory to the Trustee;
(3)immediately after such transaction, no Default or Event of Default exists;
(4)(A)    the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements are available, be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof; or
(B)     the Fixed Charge Coverage Ratio for the Issuer or successor entity, as applicable, and its Restricted Subsidiaries would not be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and
(5)the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or sale, assignment, transfer, conveyance or other disposition complies with this covenant and that all conditions precedent provided for herein relating to such transaction and the execution by the Trustee of such supplemental indenture or agreement have been complied with.
In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
(b)Section 5.01(a) will not apply to:
(1)a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction; or
(2)any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.
Section 5.02     Successor Substituted.
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of the Issuer, under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided, however, that the predecessor shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all or substantially all of the Issuer’s properties or assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01     Events of Default.
Each of the following is an “Event of Default”:
(1)default for 30 days in the payment when due of interest on the Notes;
(2)default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;
(3)failure by the Issuer or any Restricted Subsidiary to comply with the provisions of Section 5.01 hereof;
(4)failure by the Issuer or any Restricted Subsidiary for 60 days after notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture or the Notes Collateral Documents;
(5)default under any mortgage, indenture or instrument under which there has been issued or by which there has been secured or evidenced any Indebtedness for money borrowed by the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date (but excluding Indebtedness owing to the Issuer or a Restricted Subsidiary), if that default:
(A)is caused by a failure to pay principal, interest or premium on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a “Payment Default”); or
(B)results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;
(6)failure by the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary to pay final and nonappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days after being entered;

(7)except as expressly permitted by this Indenture and the Notes Collateral Documents, any of the Notes Collateral Documents shall for any reason cease to be in full force and effect in all material respects, or the Issuer or a Subsidiary Guarantor shall so assert, or any security interest created, or purported to be created, by any of the Notes Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except solely as a result of the Notes Collateral Agent taking or refraining from taking any action in its sole control; provided that the failure to have a perfected and enforceable Lien on Collateral in favor of the Notes Collateral Agent shall not give rise to an Event of Default, unless the Fair Market Value of all Collateral over which the Notes Collateral Agent fails to have a perfected and enforceable Lien (individually or in the aggregate) equals or exceeds 2.0% of Total Tangible Assets;
(8)the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
(A)commences a voluntary case,
(B)consents to the entry of an order for relief against it in an involuntary case,
(C)consents to the appointment of a custodian of it or for all or substantially all of its property, or
(D)makes a general assignment for the benefit of its creditors;
(9)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case;
(B)appoints a custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or
(C)orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; and
(10)any Note Guarantee of any Significant Subsidiary or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary is held in any final and nonappealable judgment or decree to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture), or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Note Guarantee.
In the event of any Event of Default specified in clause (5) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described in Section 6.02 hereof be annulled, waived or rescinded upon the happening of any such events.
Section 6.02     Acceleration.
In the case of an Event of Default specified in clauses (8) or (9) of Section 6.01 hereof, with respect to the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or group of Restricted Subsidiaries of the Issuer that taken as a whole would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
Upon any such declaration, the Notes shall become due and payable immediately.
The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium or that has become due solely because of the acceleration) have been cured or waived.
Section 6.03     Other Remedies.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Notes Collateral Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04     Waiver of Past Defaults.
By notice to the Trustee, the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05     Control by Majority.
Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture or the Notes Collateral Documents that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.
Section 6.06     Limitation on Suits.
Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
(1)such Holder gives to the Trustee written notice that an Event of Default is continuing;
(2)Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
(3)such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;
(4)the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and
(5)during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07     Rights of Holders to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.
Section 6.08     Collection Suit by Trustee.
If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09     Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10     Priorities.
If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:
First:     to the Trustee, its agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
Second:     to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
Third:     to the Issuer or to such party as a court of competent jurisdiction shall direct.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.
Section 6.11     Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
Section 7.01     Duties of Trustee.
(a)If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)Except during the continuance of an Event of Default:
(1)the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture or the Notes Collateral Documents against the Trustee; and
(2)in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture or the Notes Collateral Documents. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes Collateral Documents.
(c)The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(1)this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(2)the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(3)the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
(d)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
(e)No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holders have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
(f)The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(g)The Trustee shall not be deemed to have notice, nor shall it be charged with knowledge, of any Default or Event of Default unless a Responsible Officer has actual knowledge thereof or unless written notice of such Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
Section 7.02    Rights of Trustee.
(a)The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.
(f)The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against the losses, liabilities or expenses that might be incurred by it in compliance with such request or direction.
(g)The Trustee shall have no duty to inquire as to the performance of the Issuer with respect to (i) the covenants, agreements or other terms and conditions set forth herein or in any Notes Collateral Document, (ii) the occurrence of any Default or Event of Default, (iii) the creation, perfection or priority of any Lien purported to be created by the Notes Collateral Documents, (iv) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth herein or in any Notes Collateral Documents, other than to confirm receipt of items expressly required to be delivered to the Trustee.
(h)In no event shall the Trustee be responsible or liable for any special, indirect or consequential loss or damage or punitive damages of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of form of action.
(i)The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers or otherwise in respect of this Indenture or the Notes Collateral Documents.
(j)The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.
Section 7.03     Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties.

However, in the event that the Trustee acquires any conflicting interest it must (i) eliminate such conflict within 90 days or (ii) resign. The Trustee is also subject to Section 7.09 hereof.
Section 7.04     Trustee’s Disclaimer.
The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Notes Collateral Documents, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05     Notice of Defaults.
If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.
Section 7.06     Compensation and Indemnity.
(a)The Issuer will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
(b)The Issuer and the Subsidiary Guarantors will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer and the Subsidiary Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer, the Subsidiary Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense has been found in a final judgment by a court of competent jurisprudence to have been the result of the trustee’s own negligence, willful misconduct or bad faith. The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer or any of the Subsidiary Guarantors of their obligations hereunder. The Issuer or such Subsidiary Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuer will pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Subsidiary Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.
(c)The obligations of the Issuer and the Subsidiary Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture.
(d)To secure the Issuer’s and the Subsidiary Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.
(e)When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.07     Replacement of Trustee.
(a)A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.
(b)The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:
(1)the Trustee fails to comply with Section 7.09 hereof;
(2)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)a custodian or public officer takes charge of the Trustee or its property; or
(4)the Trustee becomes incapable of acting.
(c)If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.
(d)If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(f)A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.
Section 7.08     Successor Trustee by Merger, etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.
Section 7.09     Eligibility; Disqualification.
There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01     Option to Effect Legal Defeasance or Covenant Defeasance.
The Issuer may at any time elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02     Legal Defeasance and Discharge.
Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Subsidiary Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
(1)the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust funds referred to in Section 8.04 hereof;
(2)obligations with respect to such Notes under Article 2 and Section 4.02 hereof;
(3)the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Subsidiary Guarantors’ obligations in connection therewith; and
(4)this Article 8.
Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
Section 8.03     Covenant Defeasance.
Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.19, 4.20, 4.21, 4.22, 4.23 and 4.24 hereof and clause (4) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Subsidiary Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, clauses (4), (5), (6) and, with respect to Significant Subsidiaries only, clauses (8) and (9) of Section 6.01 hereof will not constitute Events of Default.

Section 8.04     Conditions to Legal or Covenant Defeasance.
To exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:
(1)the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
(2)in the case of an election under Section 8.02 hereof, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that:
(A)the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or
(B)since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders and the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of an election under Section 8.03 hereof, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that the Holders and the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);
(5)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;
(6)the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and
(7)the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which may be subject to customary qualifications and assumptions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Section 8.05     Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money need not be segregated from other funds except to the extent required by law.
The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06     Repayment to Issuer.
Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.
Section 8.07     Reinstatement.
If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Subsidiary Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01     Without Consent of Holders.
Notwithstanding Section 9.02 of this Indenture, the Issuer, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents without the consent of any Holder:
(1)to cure any ambiguity, defect or inconsistency;
(2)to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3)to provide for the assumption of the Issuer’s or a Subsidiary Guarantor’s obligations to Holders and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Subsidiary Guarantor’s assets, as applicable, and the corresponding release of the Issuer’s obligations under this Indenture or such Subsidiary Guarantor’s obligations under the Note Guarantees;
(4)to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights hereunder of any such Holder;
(5)to conform the text of this Indenture, the Note Guarantees, the Notes or the Notes Collateral Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in that “Description of

Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees, the Notes or the Notes Collateral Documents;
(6)to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;
(7)to allow any Subsidiary Guarantor to execute a supplemental indenture with respect to the Notes and to release Subsidiary Guarantors from the Note Guarantees in accordance with the terms of this Indenture;
(8)to evidence and provide for the acceptance under this Indenture of appointment of a successor Trustee or Notes Collateral Agent;
(9)to grant any Lien in favor of the Trustee or the Notes Collateral Agent for the benefit of Holders; or
(10)to provide for the accession or succession of any parties to the Notes Collateral Documents (and other amendments that are administrative or ministerial in nature), or the entry into additional or supplemental Notes Collateral Documents in connection with the execution or amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Notes, any Term Loan Credit Facility or the Revolving Credit Facility or any other agreement or action that is not prohibited by this Indenture or to release Collateral from the Lien of this Indenture or the Notes Collateral Documents in accordance with the terms of this Indenture and the Notes Collateral Documents and the Second Lien Intercreditor Agreement.
Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 13.02 hereof, the Trustee and the Notes Collateral Agent will join with the Issuer and the Subsidiary Guarantors in the execution of any amended or supplemental indenture or other document authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Notes Collateral Agent will not be obligated to enter into such amended or supplemental indenture or other document that affects their own rights, duties or immunities under this Indenture or otherwise.
Section 9.02     With Consent of Holders.
Except as provided below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.14 hereof), the Notes, the Note Guarantees and the Notes Collateral Documents with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the

Notes, the Note Guarantees or the Notes Collateral Documents may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.
Upon the request of the Issuer, and upon the filing with the Trustee and the Notes Collateral Agent of evidence satisfactory to the Trustee and the Notes Collateral Agent of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 13.02 hereof, the Trustee and the Notes Collateral Agent will join with the Issuer and the Subsidiary Guarantors in the execution of such amended or supplemental indenture or other document unless such amended or supplemental indenture or other document directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Notes Collateral Agent may in their discretion, but will not be obligated to, enter into such amended or supplemental Indenture.
It is not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
(1)reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)reduce the principal of or extend the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than the provisions of Sections 3.09, 4.10 and 4.14 hereof);
(3)reduce the rate of or extend the time for payment of interest, including default interest, on any Note;
(4)waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
(5)make any Note payable in money other than that stated in the Notes;

(6)make any change in the provisions of this Indenture relating to waivers of past Defaults or impair the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the Notes;
(7)waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 or 4.14 hereof);
(8)release any Subsidiary Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or
(9)make any change in the preceding amendment, supplement and waiver provisions.
Without the consent of the Holders of at least 66 and 2/3% in principal amount of the Notes then outstanding, no amendment, supplement or waiver may release all or substantially all of the Collateral other than in accordance with this Indenture and the Notes Collateral Documents.
Section 9.03     Revocation and Effect of Consents.
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
Section 9.04     Notation on or Exchange of Notes.
The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
Section 9.05     Trustee to Sign Amendments, etc.
The Trustee and the Notes Collateral Agent will sign any amended or supplemental indenture or an amendment or supplement to a Notes Collateral Document authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent. The Issuer may not sign an amended or supplemental indenture or an amendment to a Notes Collateral Document until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture or an amendment or supplement to a Notes Collateral Document, the Trustee and the Notes Collateral Agent will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or an amendment or supplement to a Notes Collateral Document is authorized or permitted by this Indenture, and in the case of an amendment or supplement to a Notes Collateral Document, is permitted by the particular Notes Collateral Document.
ARTICLE 10
COLLATERAL AND SECURITY
Section 10.01     Notes Collateral Documents.
The due and punctual payment of the principal of and interest, if any, on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Issuer to the Holders or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Notes Collateral Documents which the Issuer has entered into simultaneously with the execution of this Indenture or pursuant to the terms hereof. Each Holder, by its acceptance thereof, consents and agrees to the terms of the Notes Collateral Documents (including, without limitation, the provisions providing for release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Notes Collateral Agent to enter into the Notes Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance with the terms hereof and thereof. It is hereby expressly acknowledged and agreed that neither the Trustee nor the Notes Collateral Agent is responsible for the terms or contents of Notes Collateral Documents, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. The Issuer shall deliver to the Trustee copies of all documents delivered to the Notes Collateral Agent pursuant to the Notes Collateral Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Notes Collateral Documents, to assure and confirm to the Trustee and the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Notes Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuer will take, and will cause its Subsidiaries to take any and all actions, including those requested by the Trustee or the Notes Collateral Agent reasonably required to cause the Notes Collateral Documents to create and maintain, as security for the Obligations of the Issuer hereunder, a valid and enforceable perfected Lien in and on all the Collateral, in favor of the Notes Collateral Agent for the benefit of the Holders, sharing (i) equally and ratably with the Term Loan Credit Facility Obligations, by the first-priority Liens granted by the Issuer and the Subsidiary Guarantors on substantially all of the tangible and intangible assets of the Issuer and the Subsidiary Guarantors (whether now owned or subsequently arising or acquired) (other than the Second-Priority Collateral) pursuant to one or more First Lien Security Documents among the Issuer, the Subsidiary Guarantors and the Notes Collateral Agent and, with respect to assets consisting of certain Real Property and Fixtures (whether now owned or hereinafter arising or acquired), pursuant to mortgages, deeds of trust or deeds to secure debt (the foregoing being the “First-Priority Collateral”) and (ii) equally and ratably with the Term Loan Credit Facility Obligations and subject to the first priority Liens securing the Revolving Credit Facility Obligations granted by the Issuer and the Subsidiary Guarantors on substantially all of the cash, accounts and inventory of the Issuer and the Subsidiary Guarantors, and any other property with respect to, evidencing or relating to such cash, accounts and inventory (whether now owned or hereinafter arising or acquired) and the proceeds and products thereof, other than the ICTC Excluded Collateral and the Excluded Property (the foregoing being the “Second-Priority Collateral”); provided, that the First-Priority Collateral and the Second-Priority Collateral will be subject to Permitted Liens and will not include any Excluded Property or the ICTC Excluded Collateral.
Section 10.02     Notes Collateral Agent.
(a)U.S. Bank National Association is hereby appointed Notes Collateral Agent. Subject to the applicable provisions of the Notes Collateral Documents, each Holder, by acceptance of its Note(s) agrees that (1) the Notes Collateral Agent shall execute and deliver the Notes Collateral Documents and act in accordance with the terms thereof, (2) the Notes Collateral Agent may, upon the instruction, or with the consent, of the Trustee or the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Notes Collateral Documents and (ii) collect and receive any and all amounts payable in respect of the Obligations of the Issuer and the Subsidiary Guarantors hereunder and under the Notes, the Note Guarantees and the Notes Collateral Documents and (3) to the extent permitted by this Indenture, the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings upon the instruction of the Trustee to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Notes Collateral Documents or this Indenture, and suits and proceedings upon the instruction of the Trustee to preserve or protect its interests and the interests of the Trustee and the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Notes Collateral Agent, the Holders or the Trustee). Notwithstanding the foregoing, the Notes Collateral Agent shall not be obligated to take any such action without the direction of the Holders and may, at the expense of the Issuer, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the First Lien Intercreditor Agreement.
(b)Subject to the Notes Collateral Documents, the Trustee shall direct the Notes Collateral Agent from time to time. Subject to the Notes Collateral Documents, except as directed by the Trustee as required or permitted by this Indenture, the Holders acknowledge that the Notes Collateral Agent shall not be obligated:
(1)to act upon directions purported to be delivered to it by any other Person;
(2)to foreclose upon or otherwise enforce the Liens securing any First Lien Obligations; or

(3)to take any other action whatsoever with regard to any or all of the First Lien Obligations, the Notes Collateral Documents or the Collateral.
(c)The rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including, without limitation, its right to be indemnified and compensated and all other rights, privileges, protections, immunities and benefits set forth in Sections 7.01, 7.02 and 7.06, are extended to the Notes Collateral Agent, and its agents and attorneys, and shall be enforceable by, the Notes Collateral Agent, as if fully set forth in this Section 10.02 with respect to the Notes Collateral Agent. The Notes Collateral Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.
(d)Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Notes Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Notes Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The Notes Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords property held by it as a Notes Collateral Agent or any similar arrangement, and the Notes Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.
(e)The Notes Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens on any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Notes Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Notes Collateral Agent hereby disclaims any representation or warranty to any party, including the present and future Holders concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.
(f)The Notes Collateral Agent shall not be required to acquire title to an asset for any reason and shall not be required to carry out any fiduciary or trust obligation for the benefit of another. The Notes Collateral Agent is not a fiduciary and shall not be deemed to have assumed any fiduciary obligation. If the Notes Collateral Agent in its sole discretion believes that any obligation to take or omit to take any action may cause the Notes Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Notes Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Notes Collateral Agent reserves the right, instead of taking such action, either to resign as Notes Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Notes Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.
Section 10.03     Authorization of Actions to Be Taken.
(a)Each Holder, by its acceptance thereof, consents and agrees to the terms of the Notes Collateral Documents, as originally in effect and as amended, supplemented or replaced from time to time in accordance with their terms or the terms of this Indenture, authorizes and empowers the Notes Collateral Agent to act as the Notes Collateral Agent under the Notes Collateral Documents, authorizes and directs the Trustee and the Notes Collateral Agent to enter into and perform the Notes Collateral Documents to which each is a party, authorizes and empowers the Trustee to direct the Notes Collateral Agent to enter into, and the Notes Collateral Agent to execute, deliver and perform, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement and authorizes and empowers the Trustee and the Notes Collateral Agent to bind the Holders and other holders of First Lien Obligations as set forth in the Notes Collateral Documents to which each is a party and to perform their respective obligations and exercise their respective rights and powers thereunder.
(b)Subject to the terms of the First Lien Intercreditor Agreement, the Trustee is authorized and empowered to receive for the benefit of the Holders any funds collected or distributed to the Trustee under the Notes Collateral Documents to which the Trustee is a party and, subject to the terms of the Notes Collateral Documents, to make further distributions of such funds to the Holders according to the provisions of this Indenture.
(c)Subject to the Notes Collateral Documents, the Trustee, at the direction of the Holders of a majority in aggregate principal amount of the outstanding Notes, shall direct, on behalf of the Holders, the Notes Collateral Agent to take all actions necessary or appropriate in order to:
(1)foreclose upon or otherwise enforce any or all of the Liens securing the First Lien Obligations;
(2)enforce any of the terms of the Notes Collateral Documents to which the Notes Collateral Agent or Trustee is a party; or
(3)collect and receive payment of any and all Notes Obligations.
Subject to the First Lien Intercreditor Agreement and at the Issuer’s sole cost and expense and subject to the Trustee and the Notes Collateral Agent having been indemnified by the Holders and/or the Issuer, the Trustee is authorized and empowered (but is not obligated) to institute and maintain, or direct the Notes Collateral Agent to institute and maintain, such suits and proceedings as may be reasonably expedient to preserve or protect its interests and the interests of the Holders in the Collateral, including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders or the Trustee.
Section 10.04     Release of Collateral.
(a)Collateral may be released from the Lien and security interest created by the Notes Collateral Documents at any time or from time to time in accordance with the provisions of the Notes Collateral Documents or the Intercreditor Agreements. In addition, subject to the Intercreditor Agreements and Section 4.19 hereof, assets included in the Collateral will be released from the Liens securing the Notes and the Note Guarantees, and the Notes Collateral Agent and the Trustee (if the Trustee is not then the Notes Collateral Agent) shall, upon the request of the Issuer and the Subsidiary Guarantors pursuant to an Officers’ Certificate and Opinion of Counsel certifying that all conditions precedent hereunder have been met, take such actions requested by the Issuer and the Subsidiary Guarantors to evidence such release from such Liens at the Issuer’s sole cost and expense, under any one or more of the following circumstances:
(1)to enable the Issuer or a Subsidiary Guarantor to consummate the sale, transfer, exchange or other disposition of such property or assets to a person that is not the Issuer or a Subsidiary Guarantor to the extent not prohibited under Section 4.10 or Section 5.01;
(2)in respect of the property and assets of a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.17 and the definition of “Unrestricted Subsidiary”;
(3)in accordance with the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement; and
(4)as described under Section 9.02.
(b)The Liens on the Collateral securing the Notes and the Note Guarantees also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Notes Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid or (ii) a Legal Defeasance, Covenant Defeasance or a discharge of this Indenture under Article 12 hereof.
Section 10.05     Powers Exercisable by Receiver or Trustee.
In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 10 upon the Issuer or a Subsidiary Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Subsidiary Guarantor or of any officer or officers thereof required by the provisions of this Article 10; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent, as the case may be.
Section 10.06     Release upon Termination of the Issuer’s Obligations.
In the event (i) that the Issuer delivers to the Trustee, in form and substance acceptable to it, an Officers’ Certificate and Opinion of Counsel certifying that all the Obligations under this Indenture, the Notes and the Notes Collateral Documents have been satisfied and discharged by the payment in full of the Issuer’s Obligations under the Notes, this Indenture and the Notes Collateral Documents, and all such Obligations have been so satisfied, or (ii) of Legal Defeasance or Covenant Defeasance pursuant to the terms of this Indenture, all rights the Trustee, on behalf of the Holders, has in or to the Collateral, and any rights the Trustee, on behalf of the Holders, has under the Notes Collateral Documents shall terminate, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee, and the Trustee, at the Issuer’s request, shall (and shall direct the Notes Collateral Agent to) do or cause to be done, at the Issuer’s sole cost and expense, all acts as the Issuer shall have determined to be reasonably necessary to release such Lien as soon as is reasonably practicable and as shall have been set forth in such request.
Section 10.07 Intercreditor Agreements Control.
In the event of any conflict or inconsistency between the provisions of this Indenture and the provisions of the Intercreditor Agreements, the provisions of the Intercreditor Agreements shall control.
ARTICLE 11
NOTE GUARANTEES
Section 11.01     Guarantee.
(a)Subject to this Article 11, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:
(1)the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
(2)in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration, redemption or otherwise.
Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(b)The Subsidiary Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
(c)If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Subsidiary Guarantors, any amount paid to either the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
(d)Each Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Note Guarantee. The Subsidiary Guarantors will have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
Section 11.02     Limitation on Subsidiary Guarantor Liability.
Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the

Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 11, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
Section 11.03     Execution and Delivery of Note Guarantee.
To evidence its Note Guarantee set forth in Section 11.01 hereof, each initial Subsidiary Guarantor hereby agrees that this Indenture has been executed on behalf of such Subsidiary Guarantor by one of its Officers.
Each Subsidiary Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee.
If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee will be valid nevertheless.
Upon execution of a supplemental indenture to this Indenture by a new Subsidiary Guarantor substantially in the form attached as Exhibit E hereto, the Note Guarantee of such Subsidiary Guarantor set forth in this Indenture shall be deemed duly delivered, without any further action by any Person, on behalf of such Subsidiary Guarantor.
Following the Issue Date, the delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture or any supplemental indenture on behalf of the Subsidiary Guarantors who are signatories thereto.
In the event that the Issuer or any of its Restricted Subsidiaries creates or acquires any Wholly Owned Domestic Subsidiary after the Issue Date or if any Immaterial Subsidiary ceases to be an Immaterial Subsidiary, if required by Section 4.16 hereof, the Issuer will cause such Wholly Owned Domestic Subsidiary to comply with the provisions of Section 4.16 hereof and this Article 11, to the extent applicable.
Section 11.04     Subsidiary Guarantors May Consolidate, etc., on Certain Terms.
Except as otherwise provided in Section 11.05 hereof, no Subsidiary Guarantor will, and the Issuer will not permit any Subsidiary Guarantor to, directly or indirectly: (1) consolidate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person (other than the Issuer or a Subsidiary Guarantor), unless:
(1)either:

(A)such Subsidiary Guarantor is the surviving entity; or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the jurisdiction in which such Subsidiary Guarantor was organized or the laws of the United States, any state of the United States or the District of Columbia;
(B)the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of such Subsidiary Guarantor under the Notes, this Indenture, such Subsidiary Guarantor’s related Guarantee and such Guarantor’s applicable Notes Collateral Documents pursuant to a supplemental indenture or other agreement reasonably satisfactory to the Trustee; and
(C)immediately after such transaction, no Default or Event of Default exists; or
(2)the transaction is made in compliance with the provisions of Section 4.10 hereof.
In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture or other agreements, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the Notes Collateral Documents and the due and punctual performance of all of the covenants and conditions of this Indenture and the Notes Collateral Documents to be performed by the Subsidiary Guarantor, such successor Person will succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.
Except as set forth in Articles 4 and 5 hereof, and notwithstanding provisions of this Section 11.04 and, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Subsidiary Guarantor with or into the Issuer or another Subsidiary Guarantor, or will prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Issuer or another Subsidiary Guarantor.
Section 11.05     Releases.
A Note Guarantee of a Subsidiary Guarantor will be released:
(a)in connection with any sale, disposition or transfer of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary

Guarantor, if the sale, disposition or transfer does not violate the provisions of Section 4.10 hereof;
(b)in connection with any sale, disposition or transfer of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary Guarantor, if the sale, disposition or transfer does not violate the provisions of Section 4.10 hereof;
(c)if the Issuer designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions of Section 4.17 hereof;
(d)upon the liquidation or dissolution of such Subsidiary Guarantor in accordance with the provisions of Section 11.04; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing; or
(e)upon Legal Defeasance as provided in Section 8.02 hereof or satisfaction and discharge of this Indenture as provided in Section 12.01 hereof; provided, however, in the case of clauses (1) and (2) above, that such Subsidiary Guarantor has been released and discharged from its guarantee, if any, of and all pledges and security, if any, granted in connection with the Term Loan Credit Facility, the Revolving Credit Facility and any other Indebtedness of the Issuer or any Restricted Subsidiary.
Any Subsidiary Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article 11.
ARTICLE 12
SATISFACTION AND DISCHARGE
Section 12.01     Satisfaction and Discharge.
This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
(1)either:
(a)all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer) and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or
(b)all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee and the Issuer or any

Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal, premium and accrued interest) on the Notes not delivered to the Trustee for cancellation;
(2)the Issuer or any Subsidiary Guarantor has paid or caused to be paid all other sums payable by it under this Indenture and the Notes Collateral Documents; and
(3)the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
In addition, the Issuer must deliver an Officers’ Certificate and Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
The Collateral will be released from the Lien securing the Notes as provided under Section 10.04 upon a satisfaction and discharge of the Notes in accordance with the provisions of this Section 12.01.
Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture or to relieve the Issuer from its obligations with respect to the Notes under Article 2 and Section 4.02 hereof.
Section 12.02     Application of Trust Money.
Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Subsidiary Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the

Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE 13
MISCELLANEOUS
Section 13.01     Notices.
Any notice or communication by the Issuer, any Subsidiary Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing in the English language and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Issuer and/or any Subsidiary Guarantor:
Westmoreland Coal Company
9540 South Maroon Circle, Suite 200
Englewood, Colorado, 80112
Facsimile No.: 720-354-4476
Attention: Jennifer S. Grafton, Esq.
With a copy to:
Holland & Hart LLP
6380 South Fiddlers Green Circle, Suite 500
Greenwood Village, CO 80111
Facsimile: 303-713-6305
Attention: Amy L. Bowler, Esq.
If to the Trustee:
U.S. Bank National Association
5555 San Felipe Street, Suite 1150
Houston, TX, 77056
Facsimile No.: 713-235-9213
Attention: Mauri J. Cowen
If to the Notes Collateral Agent:
U.S. Bank National Association
5555 San Felipe Street, Suite 1150
Houston, TX, 77056
Facsimile No.: 713-235-9213
Attention: Mauri J. Cowen
With a copy to:

Haynes and Boone LLP
201 Main Street, Suite 2200
Fort Worth, Texas 76102
Attention: William D. Greenhill
Telecopier No.: (817) 348-3321
The Issuer, any Subsidiary Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If the Issuer mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.
Section 13.02     Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuer or any Subsidiary Guarantor to the Trustee or the Notes Collateral Agent, as the case may be, to take any action under this Indenture, the Notes, the Guarantees or the Notes Collateral Documents, the Issuer shall furnish to the Trustee or the Notes Collateral Agent, as the case may be:
(1)an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent, as the case may be (which must include the statements set forth in Section 13.03 hereof), stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture, the Notes, the Guarantees or the Notes Collateral Documents relating to the proposed action have been satisfied; and
(2)an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied.

Section 13.03     Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:
(1)a statement that the Person making such certificate or opinion has read such covenant or condition;
(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
(4)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
Section 13.04     Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 13.05     No Personal Liability of Directors, Officers, Employees, Stockholders and Members.
No director, manager, officer, employee, incorporator, stockholder or member of the Issuer, any Subsidiary Guarantor, or any other Subsidiary of the Issuer as such, will have any liability for any obligations of the Issuer or the Subsidiary Guarantors under the Notes, this Indenture, the Note Guarantees, the Notes Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Section 13.06     Governing Law.
THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES.
Section 13.07     No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.08     Successors.
All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Subsidiary Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.
Section 13.09     Severability.
In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 13.10     Counterpart Originals.
The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 13.11     Table of Contents, Headings, etc.
The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.
Section 13.12     U.S. Patriot Act
The parties acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions, and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signatures on following page]

SIGNATURES
Dated as of December 16, 2014
WESTMORELAND COAL COMPANY

By:	/s/ Jennifer S. Grafton

Name:	Jennifer S. Grafton

Title:	Senior Vice President, Chief

Administrative Officer and Secretary

[Signature Page to Indenture]

WESTMORELAND-NORTH CAROLINA POWER, L.L.C., as Subsidiary Guarantor

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WEI-ROANOKE VALLEY, INC., as Subsidiary Guarantor

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND-ROANOKE VALLEY, L.P., as Subsidiary Guarantor

By:	WEI-Roanoke Valley, Inc., as General Partner of Westmoreland-Roanoke Valley, L.P.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

By:	Westmoreland Energy LLC, as Limited Partner
of Westmoreland-Roanoke Valley, L.P.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND ENERGY LLC, as Subsidiary Guarantor

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

[Signature Page to Indenture]

WESTMORELAND RESOURCES, INC.,
as Subsidiary Guarantor

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WRI PARTNERS, INC., as Subsidiary Guarantor

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND KEMMERER, INC.,
as Subsidiary Guarantor

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND COAL SALES COMPANY, INC., as Subsidiary Guarantor

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WCC LAND HOLDING COMPANY, INC.,
as Subsidiary Guarantor

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND MINING LLC, as Subsidiary Guarantor

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

[Signature Page to Indenture]

DAKOTA WESTMORELAND CORPORATION,
as Subsidiary Guarantor

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

TEXAS WESTMORELAND COAL CO.,
as Subsidiary Guarantor

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTERN ENERGY COMPANY, as Subsidiary Guarantor

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

WESTMORELAND SAVAGE CORPORATION,
as Subsidiary Guarantor

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

[Signature Page to Indenture]

WESTMORELAND PARTNERS, as Subsidiary Guarantor

By:	Westmoreland-North Carolina Power, L.L.C.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

By:	WEI-Roanoke Valley, Inc., the General Partner of Westmoreland-Roanoke Valley, L.P.

By:	/s/ Samuel N. Hagreen
Name: Samuel N. Hagreen
Title: Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By: /s/ Mauri J. Cowen
Name:    Mauri J. Cowen
Title:    Vice President

[Signature Page to Indenture]

EXHIBIT A
[Face of Note]

CUSIP: [        ]
ISIN: [        ]
8.75% Senior Secured Notes due 2022
No. --
$[____________]
WESTMORELAND COAL COMPANY
promises to pay to [___] or registered assigns,
the principal sum of _____________________________________________ DOLLARS on January 1, 2022[, as revised by the Schedule of Exchanges of Interests in the Global Note attached hereto.]*
Interest Payment Dates: January 1 and July 1
Record Dates: December 15 and June 15
Dated: [_________], 20[___]

*	Include only if the Note is issued in global form.

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.
WESTMORELAND COAL COMPANY

By: __________________________________
Name:
Title:

This is one of the 8.75% Senior Secured Notes due 2022 referred to in the within-mentioned Indenture:
U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: __________________________________
Name:
Title:
Dated:

[Back of Note]
8.75% Senior Secured Notes due 2022
[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. [Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]]
THIS NOTE AND THE RELATED GUARANTEES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “INSTITUTIONAL ACCREDITED INVESTOR”), (2) AGREES THAT IT WILL NOT, WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THESE NOTES, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO

WESTMORELAND COAL COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND BASED UPON AN OPINION OF COUNSEL IF REQUESTED BY WESTMORELAND COAL COMPANY, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO WESTMORELAND COAL COMPANY) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THESE NOTES, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. IF THE PROPOSED TRANSFEREE IS AN INSTITUTIONAL ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND WESTMORELAND COAL COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS. [Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]]
Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(1)Interest. Westmoreland Coal Company, Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 8.75% per annum from [December 16, 2014] For Additional Notes, insert the appropriate date for such Additional Notes. until maturity. The Issuer will pay interest semi-annually in arrears on January 1 and July 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been

_____________________
1 For Additional Notes, insert the appropriate date for such Additional Notes.

paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be [July 1, 2015] For Additional Notes, insert the appropriate Interest Payment Date for such Additional Notes.. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2)Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the June 15 or December 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Issuer maintained for such purpose within or without the City and State of New York, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal, interest, premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent to an account in the United States. Interest on Definitive Notes will be payable (i) to Holders of Notes having an aggregate principal amount of $1.0 million or less, by check mailed to such Holders and (ii) to Holders of Notes having an aggregate principal amount of more than $1.0 million, either by check mailed to each Holder or, upon application by a Holder to the Registrar not later than the relevant record date, by wire transfer in immediately available funds to that Holder’s account within the United States, which application shall remain in effect until the Holder notifies, in writing, the Registrar to the contrary. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

(4)Indenture. The Issuer issued the Notes under an Indenture dated as of December 16, 2014 (the “Indenture”) among the Issuer, the Subsidiary Guarantors, the Trustee and the Notes Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the

_____________________
2 For Additional Notes, insert the appropriate Interest Payment Date for such Additional Notes.

Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuer. The Notes are secured by substantially all of the property and assets of the Issuer and the Subsidiary Guarantors, subject to Excluded Property. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)Optional Redemption.

(a)Except as set forth in subparagraphs (b) and (c) of this Paragraph 5, the Issuer will not have the option to redeem the Notes prior to January 1, 2018. On or after January 1, 2018, the Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2018	106.563%
2019	104.375%
2020	102.188%
2021 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(b)Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to January 1, 2018 the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 108.75% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and that the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(c)At any time prior to January 1, 2018, the Issuer may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(6)Mandatory Redemption.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
(7)Repurchase at the Option of Holder.

(a)Upon the occurrence of a Change of Control, each Holder will have the right to require the Issuer to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)If the Issuer or a Restricted Subsidiary of the Issuer consummates any Asset Sales or does not invest the Net Proceeds from Recovery Events, within ten Business Days after the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer will make an offer to all Holders and holders of Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to, but not including, the date of purchase. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the purchase price for the Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Any Asset Sale Offer will be conducted in accordance with the procedures specified in Section 3.09 of the Indenture.

(c)Holders that are the subject of a Change of Control Offer or an Asset Sale Offer (each, an “Offer to Purchase”), will receive notice of an Offer to Purchase from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8)Notice of Redemption Notice of redemption will be sent at least 30 days but not more than 60 days before a redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. No Notes of $2,000 principal amount or less will be redeemed in part.

(9)Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10)Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(11)Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents may be amended or supplemented: to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Issuer’s or a Subsidiary Guarantor’s obligations to Holders and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Subsidiary Guarantor’s assets, as applicable, and the corresponding release of the Issuer’s obligations under this Indenture or such Subsidiary Guarantor’s obligations under the Note Guarantees; to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any such Holder; to conform the text of the Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Note Guarantees or the Notes Collateral Documents; to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date; to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes and to release Subsidiary Guarantors from the Note Guarantees in accordance with the terms of the Indenture; to evidence and provide for the acceptance under the Indenture of appointment of a successor trustee or collateral agent; to grant any Lien in favor of the Trustee or the

Notes Collateral Agent for the benefit of Holders; or to enter into additional or supplemental Notes Collateral Documents or to release Collateral from the Lien of the Indenture or the Notes Collateral Documents in accordance with the terms of the Indenture and the Notes Collateral Documents.

(12)Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes, (iii) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01 of the Indenture; (iv) failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Notes Collateral Documents; (v) default under certain other agreements relating to Indebtedness for money borrowed of the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, if such default is caused by a failure to pay principal, interest or premium on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness, or results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, aggregates $25.0 million or more; (vi) certain final judgments for the payment of money in excess of $25.0 million that remain undischarged for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; (viii) except as expressly permitted by the Indenture and the Notes Collateral Documents, any of the Notes Collateral Documents shall for any reason cease to be in full force and effect in all material respects, or the Issuer or a Subsidiary Guarantor shall so assert, or any security interest created, or purported to be created, by any of the Notes Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except solely as a result of the Notes Collateral Agent taking or refraining from taking any action in its sole control; provided that the failure to have a perfected and enforceable Lien on Collateral in favor of the Notes Collateral Agent shall not give rise to an Event of Default, unless the fair market value of all Collateral over which the Notes Collateral Agent fails to have a perfected and enforceable Lien (individually or in the aggregate) equals or exceeds 2.0% of Total Tangible Assets; and (ix) any Note Guarantee of any Significant Subsidiary or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary is held in any final and nonappealable judgment or decree to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture), or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Note Guarantee. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note) if it determines that withholding notice is in their interest. By notice to the Trustee, the Holders of a majority in aggregate principal amount of the then outstanding Notes may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within 30 days of becoming aware of any Default or Event of Default that has not been cured, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13)Trustee Dealings With Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

(14)No Recourse against Others. No director, manager, officer, employee, incorporator, stockholder or member of the Issuer, any Subsidiary Guarantor, or any other Subsidiary of the Issuer as such, will have any liability for any obligations of the Issuer or the Subsidiary Guarantors under the Notes, the Indenture, the Note Guarantees, the Notes Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15)Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)Governing Law. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and the Notes Collateral Documents. Requests may be made to:

Westmoreland Coal Company
9540 South Maroon Circle, Suite 200
Englewood, Colorado, 80112
Confirmation No. 855-922-6463
Facsimile No.: 720-354-4476
Attention: Jennifer S. Grafton, Esq.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to: ____________________________________________
(Insert assignee’s legal name)
(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ____________________________________________________________
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ______________
Your Signature:_________________________________
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*: ____________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:
$______________
Date: ______________
Your Signature:_________________________________
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.: _________________________
Signature Guarantee*: ____________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian
*This schedule should be included only if the Note is issued in global form.

A-15